Exhibit 10.3

Agree Limited Partnership

AIG Asset Management (U.S.), LLC

$100,000,000 Uncommitted Master Note Facility

Dated as of August 3, 2017

Table of Contents

(Not a part of the Agreement)

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Schedule A	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Parent Guarantor and Ownership of Subsidiary Stock

Schedule 5.15	—	Existing Indebtedness

Exhibit 4.4(a)(i)	—	Form of Opinion of Counsel to the Company and the Guarantors

Exhibit 4.4(a)(ii)	—	Form of Opinion of Special Maryland Counsel to Parent Guarantor

Exhibit 4.4(b)	—	Form of Opinion of Counsel to the Purchasers

Exhibit A	—	Form of Supplement to Uncommitted Master Note Facility

Exhibit B	—	Form of Guaranty

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Agree Limited Partnership

70 E. Long Lake Road

Bloomfield Hills, MI 48304

Uncommitted Master Note Facility

Dated as of August 3, 2017

AIG Asset Management (U.S.), LLC and

Each AIG Affiliate (as defined herein) which

becomes bound by certain provisions

of this Agreement as hereinafter provided

c/o AIG Asset Management (U.S.), LLC

2929 Allen Parkway, A36-04

Houston, Texas 77019-2155

Ladies and Gentlemen:

Agree Limited Partnership, a Delaware limited partnership (the “Company”), and Agree Realty Corporation, a Maryland corporation operating as a real estate investment trust (the “Parent Guarantor”), jointly and severally, agree with AIG Asset Management (U.S.), LLC, a Delaware limited liability company (“AIG”) and each AIG Affiliate (as defined herein) which becomes bound by this Agreement as provided herein (each, a “Purchaser” and, collectively, the “Purchasers”) as follows. Certain capitalized and other terms used in this Agreement are defined in Schedule A; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.          Authorization of Notes.

Section 1.1.          Authorization. The Company may, from time to time and in accordance with the terms of this Agreement, authorize the issue and sale of senior promissory notes (the “Notes”) issuable in series (each a “Series” of Notes) and guaranteed by the Parent Guarantor and each of the Subsidiary Guarantors on the terms set forth herein. The Notes of each Series will be substantially in the form set out in the Supplement (defined below) for such Series, in each case, with such changes therefrom, if any, as may be approved by the purchasers of the Notes of such Series and the Company. The term “Note” and “Notes” as used in this Agreement includes each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any Note pursuant to any such provision.

Section 1.2.          Establishment of Series. Each Series of Notes will be issued pursuant to a supplement to this Agreement (a “Supplement”) in substantially the form of Exhibit A, and will be subject to the following terms and conditions:

Agree Limited Partnership	Uncommitted Master Note Facility

(a)          Notes of a Series may be issued and sold only to AIG Affiliates, each in its sole and absolute discretion, it being the express understanding and agreement of the parties hereto that the terms of this Agreement shall not be construed by the Company, the Parent Guarantor or any other Person as a commitment by AIG or any AIG Affiliate;

(b)          subject to Section 2.3, Notes of a Series may be issued and sold pursuant to this Agreement until the third anniversary of the date of this Agreement or, if such anniversary is not a Business Day, the Business Day next preceding that anniversary (the period during which Notes may be issued and sold pursuant to this Agreement is the “Issuance Period”);

(c)          the aggregate principal amount of all Notes of all Series of Notes that may be issued hereunder is $100,000,000 (the “Maximum Facility Amount”);

(d)          the designation of each Series of Notes shall distinguish the Notes of one Series from the Notes of all other Series, and Notes of a Series may be issued in tranches within a Series;

(e)          the Notes of each Series and the Guaranty in respect of such Notes shall rank pari passu in right of payment with each other Series of Notes and at least pari passu in right of payment with all other unsecured Senior Indebtedness of the Company and the Guarantors, as the case may be;

(f)          the Notes of each Series shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory prepayments on the dates and with the Make-Whole Amounts and other payment amounts, if any, as are agreed to between the Company, the Parent Guarantor and the purchasers thereof and provided in the Supplement under which such Notes are issued, and shall have such additional or different conditions precedent to closing and such additional or different representations and warranties or other terms and provisions as shall be specified in such Supplement;

(g)          any additional covenants, Defaults, Events of Defaults, rights or similar provisions that are added by a Supplement for the benefit of the Series to be issued pursuant to such Supplement shall apply to all outstanding Notes, whether or not the Supplement so provides, provided, that any such additional covenants, Defaults or Events of Default shall not reduce or diminish any existing covenants or Events of Default; and

(h)          except to the extent provided in Subsection (f) above, all of the provisions of this Agreement shall apply to the Notes of each Series.

Section 1.3.          Guaranty. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement (including each Supplement) will be absolutely and unconditionally guaranteed by the Parent Guarantor and Subsidiary Guarantors pursuant to the guaranty agreement substantially in the form of Exhibit B attached hereto and made a part hereof (as the same may be amended, modified, extended or renewed, the “Guaranty”).

Agree Limited Partnership	Uncommitted Master Note Facility

Section 2.          Uncommitted Note Facility.

Section 2.1.          Facility. Subject to the terms and conditions of this Agreement, AIG is willing to consider from time to time, in its sole discretion and within limits that may be authorized for purchase by AIG Affiliates, the purchase of Notes pursuant to this Agreement. The willingness of AIG to consider such purchase of Notes is the “Facility.” Notwithstanding the willingness of AIG to consider purchases of Notes by AIG Affiliates, this Agreement is entered into on the express understanding that neither AIG nor any AIG Affiliate will be obligated to make or accept offers to purchase Notes, or to quote rates, spreads or other terms with respect to specific purchases of Notes, that AIG and any AIG Affiliate may decline to purchase Notes for any reason in their sole discretion, and the Facility is not to be construed as a commitment by AIG or any AIG Affiliate.

Section 2.2.          Requests for Purchase. The Company and the Parent Guarantor may, from time to time during the Issuance Period, make requests for purchases of Notes in writing to AIG, specifying (a) the aggregate principal amount of Notes to be purchased, in an amount not less than $10,000,000 and not greater than the remaining Maximum Facility Amount at the time the request is made, (b) the desired final maturity, (c) the desired Closing Date, (d) the intended use by the Company of the proceeds from the sale of such Notes, and (e) such other terms as the Company and the Parent Guarantor shall request. AIG may, but is under no obligation to, consider such requests, and may provide to the Company and the Parent Guarantor quotes for interest rate spreads based upon the terms requested by the Company and the Parent Guarantor, and may propose such other terms and conditions as AIG shall require. Any agreement reached mutually between the Company, the Parent Guarantor and AIG shall be set forth in a written rate lock letter (each, a “Rate Lock Letter”), which letter shall specify the interest rate to be applicable to such Notes, payment terms and such other the terms and conditions on which such Notes may be purchased by AIG Affiliates. Upon the execution and delivery of the Rate Lock Letter by AIG, the Company and the Parent Guarantor, and subject to the terms and conditions of this Agreement, the related Supplement and the Rate Lock Letter, the Company will sell to AIG Affiliates and AIG Affiliates will purchase the Notes of a Series having the terms and other provisions set forth in the Rate Lock Letter.

Section 2.3.          Option to Terminate Issuance Period. The Company and the Parent Guarantor may at their option by written notice to AIG, and AIG at its option by written notice to the Company and the Parent Guarantor, terminate the Issuance Period hereunder prior to the end date thereof, and thereby permanently terminate the issuance and sale of any additional Notes hereunder. The termination of the Issuance Period will be effective on the tenth Business Day after such written notice is given by the party or parties requesting such termination. If the Issuance Period is terminated when Notes of one or more Series are outstanding, then no additional Notes shall be issued or sold under this Agreement, but all other terms and provisions of this Agreement, the Notes, the Guaranty and any other agreements and instruments entered into in connection herewith and therewith shall remain in full force and effect. If the Issuance Period is terminated when no Notes are outstanding, then this Agreement shall also be deemed terminated (except for provisions hereof that expressly survive any termination).

Agree Limited Partnership	Uncommitted Master Note Facility

Section 3.          Execution; Closings.

The execution and delivery of this Agreement shall occur on August 3, 2017 (the “Execution Date”). The sale and purchase of each Series of Notes to be purchased by the Purchasers thereof from time to time shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 A.M. Chicago time, at a closing on the date (each, a “Closing Date”) mutually agreed upon by the Company and the Purchasers of such Series and designated in the Supplement related thereto (each, a “Closing”). At each Closing, the Company will deliver to each Purchaser of the Series then to be issued and sold, the Notes to be purchased by such Purchaser at such Closing in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account identified pursuant to Section 4.11. If at a Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4.          Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions and the conditions specified in the Supplement pursuant to which such Notes may be issued:

Section 4.1.          Representations and Warranties. (a) The representations and warranties of the Company in this Agreement and the related Supplement shall be correct when made and at the time of such Closing.

(b)          The representations and warranties of the Guarantors in this Agreement, the related Supplement and the Guaranty shall be correct when made and at the time of such Closing.

Section 4.2.          Performance; No Default. (a) The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the related Supplement required to be performed or complied with by it prior to or at such Closing. From the date of this Agreement until such Closing, before and after, and after giving effect to the issue and sale of the Notes at such Closing (and the application of the proceeds thereof as contemplated by Section 5.14), no Change in Control, Default or Event of Default shall have occurred and be continuing. Neither the Company nor any of its Subsidiaries shall have entered into any transaction since the date of the applicable Rate Lock Letter that would have been prohibited by Section 10 had such Section applied since such date.

Agree Limited Partnership	Uncommitted Master Note Facility

(b)          Each Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Guaranty required to be performed and complied with by it prior to or at such Closing, and after giving effect to the issue and sale of Notes at such Closing (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Parent Guarantor nor any Subsidiary shall have entered into any transaction since the date of the applicable Rate Lock Letter that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.          Compliance Certificates.

(a)          Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1(a), 4.2(a) and 4.9 have been fulfilled.

(b)          Guarantor Officer’s Certificate. Each Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Section 4.1(b), 4.2(b) and 4.9 have been fulfilled.

(c)          Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its general partner, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

(d)          Guarantor Secretary’s Certificate. Each Guarantor shall have delivered to such Purchaser a certificate of an authorized officer, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other legal proceedings relating to the authorization, execution and delivery of this Agreement (in the case of the Parent Guarantor) and the Guaranty and (ii) the Guarantor’s organizational documents as then in effect.

(e)          Certificates. The certificates provided under this Section 4.3 may be combined and delivered as one or more certificates.

Section 4.4.          Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a)(i) from Honigman Miller Schwartz and Cohn LLP, independent counsel for the Company and the Guarantors, covering the matters set forth in Exhibit 4.4(a)(i) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request as appropriate (and the Company and the Parent Guarantor hereby instruct their counsel to deliver such opinion to the Purchasers), (ii) from Ballard Spahr LLP, as special Maryland counsel to the Parent Guarantor, covering the matters as appropriate for the Parent Guarantor set forth in Exhibit 4.4(a)(ii) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request as appropriate (and the Company and the Parent Guarantor hereby instruct their counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 4.5.          Purchase Permitted by Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.          Sale of Other Notes. Contemporaneously with such Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes to be purchased by it at such Closing as specified in the applicable Supplement.

Section 4.7.          Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the date of such Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

Section 4.8.          Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Series of Notes (or each tranche within such Series) to be purchased at such Closing.

Section 4.9.          Changes in Legal Structure. The Obligors shall not have changed their respective jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

Section 4.10.         Certain Documents. (a) The Company, the Parent Guarantor and each Purchaser of the Notes to be issued and sold at such Closing shall have executed and delivered a Supplement substantially in the form of Exhibit A hereto.

(b)          On or before the date of the first Closing hereunder, the Guaranty shall have been executed and delivered by the Guarantors and shall be in full force and effect. On the date of each subsequent Closing hereunder, the Guaranty shall remain in full force and effect and the Parent Guarantor and each Subsidiary Guarantor shall have executed and delivered a written ratification of the Guaranty in form reasonably satisfactory to the Purchasers, which ratification shall confirm that the Series of Notes to be purchased at such Closing are guaranteed by the Parent Guarantor and each Subsidiary Guarantor under the Guaranty.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 4.11.         Funding Instructions. At least three Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company or the Parent Guarantor identifying (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes to be purchased is to be deposited.

Section 4.12.         AIG Approvals. All necessary committee approvals, including credit committee approval, for the Series of Notes to be purchased shall have been obtained.

Section 4.13.         Proceedings and Documents. All legal and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5.          Representations and Warranties of the Parent Guarantor and the Company.

The Company and the Parent Guarantor jointly and severally represent and warrant to AIG as of the date of this Agreement and to AIG and each Purchaser as of the time of each Closing as follows (it being understood that the Company and the Parent Guarantor may supplement the representations and warranties set forth in this Section 5 and the related Schedules pursuant to a Supplement entered into in connection with the issuance of a Series of Notes; provided that no supplement to any representation or warranty shall modify any representation or warranty (or cure any misrepresentation or error in warranty) made by the Company or the Parent Guarantor as of an earlier date):

Section 5.1.          Organization; Power and Authority. Each Obligor is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except as noted in Schedule 5.4, and is duly qualified as a foreign entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the legal power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement or the Guaranty, and the Notes, as applicable, and to perform the provisions hereof and thereof.

Section 5.2.          Authorization, Etc. This Agreement, the Guaranty and the Notes have been duly authorized by all necessary legal action on the part of the Obligors party thereto, and this Agreement and the Guaranty constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Obligor party thereto enforceable against the Obligor party thereto in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Agree Limited Partnership	Uncommitted Master Note Facility

Section 5.3.          Disclosure. This Agreement, and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company and the Parent Guarantor in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements referred to in Section 5.5, (this Agreement, and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to the applicable Closing Date, being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since the end of the most recent fiscal year for which audited financial statements of the Parent Guarantor have been delivered to AIG, there has been no change in the financial condition, operations, business or properties of the Obligors or their respective Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company or the Parent Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.          Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) as of August 2, 2017 (since which date there have been no Material changes) of the Subsidiaries of the Parent Guarantor and the Company, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of the Equity Interests outstanding owned by the Parent Guarantor, the Company, and each other Subsidiary, (ii) of the Parent Guarantor’s and the Company’s Affiliates, other than Subsidiaries, and (iii) of the Parent Guarantor’s and the Company’s directors, and senior officers.

(b)          All of the outstanding Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent Guarantor or the Company and their respective Subsidiaries have been validly issued, are fully paid and nonassessable (in the case of capital stock) and are owned by the Parent Guarantor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)          Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except as noted in Schedule 5.4, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other legal power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

Agree Limited Partnership	Uncommitted Master Note Facility

(d)          No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent Guarantor, the Company or any of their respective Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.          Financial Statements; Material Liabilities. The Parent Guarantor’s report on Form 10-K for the most recent fiscal year end for which a Form 10-K has been filed with the SEC by the Parent Guarantor and its quarterly report on Form 10-Q for the most recent quarter end for which a Form 10-Q has been filed with the SEC by the Parent Guarantor, contain consolidated financial statements of the Parent Guarantor. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries (including, without limitation, the Company) as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Parent Guarantor, the Company and their Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6.          Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Obligors of this Agreement, the Guaranty and the Notes, to which they are a party, will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, charter, regulations or by-laws, partnership agreement, limited liability company agreement or any other agreement or instrument to which any Obligor or any of its Subsidiaries is bound or by which any Obligor or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any of its Subsidiaries.

Section 5.7.          Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of this Agreement, the Guaranty or the Notes, as applicable.

Section 5.8.          Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Parent Guarantor or the Company, threatened against or affecting any Obligor or any of their Subsidiaries or any property of the Obligors or any of their Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority, including, without limitation, matters disclosed in the most recent Form 10-Q or Form 10-K filings of the Parent Guarantor that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Agree Limited Partnership	Uncommitted Master Note Facility

(b)          Neither the Parent Guarantor nor any of its Subsidiaries is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including without limitation Environmental Laws, the USA PATRIOT Act or any other laws and regulations that are referred to in Section 5.16), which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.          Taxes. Each Obligor and their respective Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Obligors or a Subsidiary, as the case may be, have established adequate reserves in accordance with GAAP. Neither the Parent Guarantor nor the Company knows of any basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent Guarantor, the Company and their respective Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Obligors and their respective Subsidiaries are not subject to any incomplete audit.

Section 5.10.         Title to Property; Leases. The Obligors and their respective Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Obligors or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for any failure to have such title as is disclosed in the Parent Guarantor’s most recent annual report on Form 10-K, none of which could reasonably be expected to have a Material Adverse Effect. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.         Licenses, Permits, Etc. Except, in the case of subsections (a), (b) and (c) below, as could not reasonably be expected to have a Material Adverse Effect,

(a)          the Obligors and their respective Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto without known conflict with the rights of others;

Agree Limited Partnership	Uncommitted Master Note Facility

(b)          to the knowledge of the Parent Guarantor and the Company, no product or service of the Obligors or any of their respective Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and

(c)          to the knowledge of the Parent Guarantor and the Company, there is no violation by any Person of any right of the Obligors or any of their respective Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Obligors or any of their respective Subsidiaries.

Section 5.12.         Compliance with Employee Benefit Plans. (a) None of the Obligors or their ERISA Affiliates sponsors, maintains or contributes to (or has sponsored, maintained or contributed to in the last five years) any Plan that is subject to section 412 of the Code or Title IV of ERISA.

(b)          Each Obligor and each ERISA Affiliate have operated and administered each Plan (excluding Multiemployer Plans) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I of ERISA or the penalty or excise tax provisions of the Code or ERISA relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Obligors or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities as would not be individually or in the aggregate Material.

(c)          The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(d)          Each Obligor and their ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

Agree Limited Partnership	Uncommitted Master Note Facility

(e)          The expected postretirement benefit obligation (determined as of the last day of the Parent Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent Guarantor, the Company and their Subsidiaries is not Material.

(f)          The execution and delivery of this Agreement, the Guaranty and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation in the first sentence of this Section 5.12(f) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(g)          The Obligors and their Subsidiaries do not have any Non-U.S. Plans.

Section 5.13.         Private Offering. Neither the Parent Guarantor, the Company nor anyone acting on its or their behalf has offered the Notes, the Guaranty or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other AIG Affiliates that are Institutional Investors, each of which has been offered the Notes and the Guaranty at a private sale for investment pursuant to Section 4(a)(2) of the Securities Act. Neither the Parent Guarantor, the Company nor anyone acting on its or their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.         Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder as described in the applicable Supplement. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 5.15.         Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct description of all outstanding Indebtedness of the Parent Guarantor, the Company and their respective Subsidiaries as of June 30, 2017 (including a description of the principal amount outstanding and collateral therefor, if any, and guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Parent Guarantor, the Company or their respective Subsidiaries. Neither the Parent Guarantor, the Company nor any of their respective Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent Guarantor, the Company or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Parent Guarantor, the Company or any of their respective Subsidiaries the outstanding principal amount of which exceeds $25,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)          Except as provided in the agreements and documents for the Indebtedness described in Schedule 5.15, neither the Parent Guarantor, the Company nor any of their respective Subsidiaries has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness which, individually or in the aggregate, is Material.

(c)          Neither the Parent Guarantor, the Company nor any of their respective Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Parent Guarantor, the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Parent Guarantor, the Company or any of their respective Subsidiaries, except as referred to in Schedule 5.15.

Section 5.16.         Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)          Neither an Obligor nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to either Obligor’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)          No part of the proceeds from the sale of the Notes hereunder:

(i)          constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by an Obligor or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

Agree Limited Partnership	Uncommitted Master Note Facility

(ii)         will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)        will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)          Each Obligor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Obligor and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.         Status under Certain Statutes. No Obligor nor any of their respective Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.         Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes and the obligations of each Guarantor under the Guaranty rank at least pari passu in right of payment with all other unsecured Senior Indebtedness of the Company or such Guarantor, as the case may be, including, without limitation, all unsecured Senior Indebtedness of the Company or such Guarantor, as the case may be, described in Schedule 5.15 hereto.

Section 5.19.         Environmental Matters. (a) Neither any Obligor nor any of their respective Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Obligors or any of their respective Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)          Neither any Obligor nor any of their respective Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)          Neither any Obligor nor any of their respective Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

Agree Limited Partnership	Uncommitted Master Note Facility

(d)           Neither any Obligor nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)          All buildings on all real properties now owned, leased or operated by the Obligors or any of their respective Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.20.         REIT Status. The Parent Guarantor has taken all action necessary to qualify as a real estate investment trust under the Code for each of the three taxable years of the Parent Guarantor most recently ended and has not taken any action which would prevent it from maintaining such qualification at all times during the term of this Agreement. Each Subsidiary of the Parent Guarantor that is treated as a corporation for U.S. federal income tax purposes is either (i) a “qualified REIT subsidiary” within the meaning of section 856(i)(2) of the Code or (ii) a “taxable REIT subsidiary” within the meaning of section 856(l) of the Code.

Section 6.          Representations of the Purchasers.

Section 6.1.          Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.          Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)          the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

Agree Limited Partnership	Uncommitted Master Note Facility

(b)          the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)          the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)          the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)          the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)          the Source is a governmental plan; or

Agree Limited Partnership	Uncommitted Master Note Facility

(g)          the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.          Information as to the Parent Guarantor and the Company.

Section 7.1.          Financial and Business Information. The Parent Guarantor shall deliver to AIG and each holder of Notes that is an Institutional Investor:

(a)          Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent Guarantor’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Parent Guarantor is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Principal Debt Facility or the date on which such corresponding financial statements are delivered under any Principal Debt Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i)          an unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such quarter, and

(ii)         unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Parent Guarantor as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)          Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent Guarantor’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Parent Guarantor is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Principal Debt Facility or the date on which such corresponding financial statements are delivered under any Principal Debt Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Parent Guarantor, duplicate copies of

Agree Limited Partnership	Uncommitted Master Note Facility

(i)          a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such year, and

(ii)         consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)          SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice proxy statement or similar document sent by the Parent Guarantor, the Company or any of their respective Subsidiaries (x) to its creditors under any Principal Debt Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Parent Guarantor, the Company or any of their respective Subsidiaries with the SEC and of all press releases and other statements made available generally by the Parent Guarantor, the Company or any of their respective Subsidiaries to the public concerning developments that are Material and (iii) any valuation information with respect to any real property of the Parent Guarantor, the Company or any of their Subsidiaries that is received from, or provided to, a lender pursuant to the terms of a secured credit facility for which such real property serves as security (other than Governmental Authorities);

(d)          Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer of the Parent Guarantor or the Company becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

Agree Limited Partnership	Uncommitted Master Note Facility

(e)          Employee Benefit Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent Guarantor, the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)          with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)         the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent Guarantor, the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)        any event, transaction or condition that could result in the incurrence of any liability by the Parent Guarantor, the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor, the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)          Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Parent Guarantor, the Company or any of their respective Subsidiaries from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)          Resignation or Replacement of Auditors — within ten days following the date on which the Parent Guarantor’s auditors resign or the Parent Guarantor elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request; and

Agree Limited Partnership	Uncommitted Master Note Facility

(h)          Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor, the Company or any of their respective Subsidiaries (including actual copies of the Parent Guarantor’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes or relating to the ability of the Parent Guarantor to perform its obligations hereunder and under the Guaranty or the ability of any Subsidiary Guarantor to perform its obligations under the Guaranty, in each such case as from time to time may be reasonably requested by AIG or any such holder of Notes.

Section 7.2.          Officer’s Certificate. Each set of quarterly and annual financial statements delivered to AIG or a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Parent Guarantor setting forth:

(a)          Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Parent Guarantor and the Company were in compliance with the requirements of Sections 10.2 through 10.8, inclusive, and any other financial covenant added pursuant to any Supplement, during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence). In the event that the Parent Guarantor or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b)          Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent Guarantor, the Company or their respective Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Parent Guarantor, the Company or any of their respective Subsidiaries to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Parent Guarantor or the Company shall have taken or proposes to take with respect thereto; and

(c)          Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.8 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 7.3.          Visitation. The Parent Guarantor and the Company shall permit the representatives of AIG and each holder of Notes that is an Institutional Investor:

(a)          No Default — if no Default or Event of Default then exists, at the expense of AIG or such holder and upon reasonable prior notice to the Parent Guarantor and the Company, to visit the principal executive office of the Parent Guarantor or the Company, as the case may be, to discuss the affairs, finances and accounts of the Parent Guarantor, the Company and their respective Subsidiaries with the Parent Guarantor’s and the Company’s officers, and (with the consent of the Parent Guarantor and the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Parent Guarantor and the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Parent Guarantor, the Company or each of their respective Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)          Default — if a Default or an Event of Default then exists, at the expense of the Parent Guarantor and the Company, to visit and inspect any of the offices or properties of the Parent Guarantor, the Company or any of their respective Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each of the Parent Guarantor and the Company authorize said accountants to discuss the affairs, finances and accounts of the Parent Guarantor, the Company and their respective Subsidiaries), all at such times and as often during regular business hours as may be requested.

Section 7.4.          Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Parent Guarantor pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Parent Guarantor satisfies any of the following requirements with respect thereto:

(a)          such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to AIG and each holder of a Note by e-mail at the e-mail address for AIG set forth in Section 18 or for a holder as set forth in such holder’s Schedule A attached to the related Supplement or as communicated from time to time in a separate writing delivered to the Obligors;

(b)          the Parent Guarantor shall have timely filed Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://agreerealty.com as of the date of this Agreement;

Agree Limited Partnership	Uncommitted Master Note Facility

(c)          such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Parent Guarantor on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(d)          the Parent Guarantor shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each Purchaser or holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Parent Guarantor shall have given AIG or such holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of AIG or such holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Parent Guarantor will promptly e-mail them or deliver such paper copies, as the case may be, to AIG or such holder.

Section 8.          Payment and Prepayment of the Notes.

Section 8.1.          Required Prepayments; Maturity. Each Series of Notes will be subject to required prepayments, if any, as and to the extent set forth in the Supplement relating to such Series. Upon any partial prepayment of the Notes of any Series pursuant to Section 8.2 or Section 8.3, the principal amount of each required prepayment of such Series of Notes, if any, becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Note of such Series is reduced as a result of such prepayment.

Section 8.2.          Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes (without regard to Series) then outstanding, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the applicable Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes being so prepaid written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 8.3.          Change in Control.

(a)          Notice of Change in Control. The Company will, within five (5) days after the occurrence of any Change in Control, give written notice (the “Change in Control Notice”) of such Change in Control to each holder of Notes. Such Change in Control Notice shall contain and constitute an offer to prepay the Notes as described in Section 8.3(b) hereof and shall be accompanied by the certificate described in Section 8.3(e).

(b)          Offer to Prepay Notes. The offer to prepay Notes shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder on a date specified in such offer (the “Proposed Prepayment Date”). Such Proposed Prepayment Date shall be not less than 15 days and not more than 30 days after the date of such offer.

(c)          Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

(d)          Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without Make-Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.

(e)          Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(f)          Certain Definitions. Any one of the following shall constitute a “Change in Control”:

(i)          any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Parent Guarantor or the Company or any employee benefit plan of the Parent Guarantor or the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of shares of the capital stock of the Parent Guarantor then outstanding entitled to vote generally in elections of directors; or

Agree Limited Partnership	Uncommitted Master Note Facility

(ii)         during any period of 12 consecutive months after the date of original issuance of the Notes of a Series, persons who at the beginning of such 12-month period constituted the Board of Directors of the Parent Guarantor, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Board of Directors of the Parent Guarantor who were either members of the Board of Directors of the Parent Guarantor at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Parent Guarantor.

Section 8.4.          Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated pro rata among all holders of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayments made pursuant to Section 8.3 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.5.          Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6.          Purchase of Notes. Neither the Parent Guarantor nor the Company will nor will they permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement (including any Supplement) and the Notes or (b) pursuant to an offer to purchase made by the Parent Guarantor, the Company or an Affiliate to the holders of all Notes at the time outstanding upon the same terms and conditions; provided any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days; provided further, if the holders of more than 33 1/3% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 3 Business Days from its receipt of such notice to accept such offer; provided further, at the time of such purchase or offer to purchase and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the Company would be permitted by the provisions of Sections 10.2 and 10.3 to incur at least $1.00 of additional Indebtedness. The Company will promptly cancel all Notes acquired by it, the Parent Guarantor or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 8.7.          Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% (50 basis points) plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yield(s)” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% (50 basis points) plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

Agree Limited Partnership	Uncommitted Master Note Facility

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.8.          Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note as designated in such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 9.          Affirmative Covenants.

During the Issuance Period and so long thereafter as any of the Notes are outstanding, the Company and the Parent Guarantor, jointly and severally, covenant that:

Section 9.1.          Compliance with Laws. Without limiting Section 10.11, the Company and the Parent Guarantor will, and will cause each of their respective Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.          Insurance. The Company and the Parent Guarantor will, and will cause each of their respective Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.          Maintenance of Properties. The Company and the Parent Guarantor will, and will cause each of their respective Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than due to ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent either the Company, the Parent Guarantor or any of their respective Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company and the Parent Guarantor have concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.          Payment of Taxes and Claims. The Company and the Parent Guarantor will, and will cause each of their respective Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of either of the Company, the Parent Guarantor or any of their respective Subsidiaries; provided that neither the Company, the Parent Guarantor nor any of their respective Subsidiaries need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company, the Parent Guarantor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company, the Parent Guarantor or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company, the Parent Guarantor or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 9.5.          Legal Existence, Etc. Subject to Section 10.9, the Company and the Parent Guarantor will at all times preserve and keep in full force and effect their respective legal existence. The Company and the Parent Guarantor will at all times preserve and keep in full force and effect the legal existence of each of their respective Subsidiaries (unless merged into an Obligor or a Wholly-owned Subsidiary) and all rights and franchises of the Obligors and their respective Subsidiaries unless, in the good faith judgment of the Company and the Parent Guarantor, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Without limiting the foregoing:

(a)          the Company will at all times take such action as may be necessary to maintain its status as a “partnership” and not as an association taxable as a corporation, in any such case for Federal income tax purposes and will not cause or permit any modification, waiver, supplement or amendment of the Limited Partnership Agreement to be entered into if giving effect thereto would result in a Default or Event of Default; and

(b)          the Parent Guarantor will at all times maintain its qualification as a real estate investment trust under the Code and the applicability to the Parent Guarantor and its stockholders of the method of taxation provided for in sections 856 and 857(b) of the Code and any successor provision thereto and will continue to operate as a self-directed and self-administered real estate investment trust and will not engage in any business other than the business of acting as a real estate investment trust and serving as the general partner of the Company.

Section 9.6.          Notes to Rank Pari Passu. (a) The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Senior Indebtedness of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Senior Indebtedness of the Company.

(b)          Without limiting clause (a) above, if at any time and from time to time, any Principal Debt Facility while the same remains in existence becomes secured by a Lien on any assets of the Parent Guarantor, the Company or any of their Subsidiaries (“Previously Unsecured Debt”), then the Parent Guarantor and the Company will, and will cause each of their Subsidiaries that has provided any such Lien to, concurrently grant to and for the benefit of the holders of the Notes a similar Lien ranking pari passu with the Lien provided to or for the benefit of the Previously Unsecured Debt, over the same assets of the Parent Guarantor, the Company or such Subsidiary as are encumbered under such Lien securing such Previously Unsecured Debt, under documents in form and substance reasonably satisfactory to the Required Holders with such Lien to be the subject of an intercreditor agreement among the lenders under the Previously Unsecured Debt and the holders of Notes, which shall be reasonably satisfactory in form and substance to the Required Holders.

Agree Limited Partnership	Uncommitted Master Note Facility

(c)          The holders of the Notes acknowledge and agree that any Lien securing the Notes pursuant to the foregoing clause (b) shall be automatically discharged and released pursuant to the written request, and at the expense, of the Company, provided that (i) any Lien securing the associated Previously Unsecured Debt referenced in the foregoing clause (b) has been released and discharged, and the Company so certifies to the holders of the Notes in a certificate which accompanies such request for release and discharge and (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes to the effect that no Default or Event of Default exists.

Section 9.7.          Books and Records. Each of the Company and the Parent Guarantor will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Obligors or such Subsidiary, as the case may be. Each of the Company and the Parent Guarantor will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Obligors and their Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Obligors will, and will cause each of their Subsidiaries to, continue to maintain such system.

Section 9.8.          Subsidiary Guarantors. (a) Each of the Parent Guarantor and the Company will cause each Subsidiary that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Principal Debt Facility to concurrently therewith deliver the following to each of holder of a Note:

(i)          an executed joinder to the Guaranty;

(ii)         a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Section 5 of this Agreement (but with respect to such Subsidiary and such joinder rather than the Company);

(iii)        documents to evidence the due organization, existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such joinder and the performance by such Subsidiary of its obligations under the Guaranty; and

Agree Limited Partnership	Uncommitted Master Note Facility

(iv)        an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such joinder as the Required Holders may reasonably request.

(b)          Release of Guarantors. Each of the Parent Guarantor and the Company may request in writing that the holders of the Notes release a Subsidiary Guarantor from the Guaranty, if: (i) after giving effect to such release, such Subsidiary does not have any liability as a guarantor, borrower, co-borrower or otherwise with respect to any Indebtedness under any Principal Debt Facility, (ii) no Default or Event of Default exists after giving effect to such release and (iii) if any fee or other form of consideration is given to any holder of Indebtedness under any Principal Debt Facility directly related to releasing such Subsidiary Guarantor, the holders of the Notes shall receive equivalent consideration (or other form of consideration reasonably acceptable to the Required Holders). Together with any such request, each of the Parent Guarantor and the Company shall deliver to the holders of the Notes an Officer’s Certificate certifying that the conditions set forth in immediately preceding clauses (i), (ii) and (iii) will be true and correct upon the release of such Subsidiary Guarantor. No later than 10 Business Days following the receipt by the holders of the Notes of such written request and the related Officer’s Certificate and so long as the conditions set forth in immediately preceding clauses (i), (ii) and (iii) will be true and correct, the release shall be effective automatically and each holder of Notes shall execute and deliver, at the sole cost and expense of the Parent Guarantor and the Company, such documents as the Parent Guarantor and the Company may reasonably request to evidence such release.

Section 9.9.          Ownership. The Parent Guarantor shall own, directly or indirectly, at least 51% of the outstanding partnership interests of the Company and shall remain the sole general partner of the Company.

Section 10.         Negative Covenants.

During the Issuance Period and so long thereafter as any of the Notes are outstanding, the Company and the Parent Guarantor, jointly and severally, covenant that:

Section 10.1.          Transactions with Affiliates. Each of the Company and the Parent Guarantor will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Obligors or another Subsidiary) except pursuant to the reasonable requirements of the Company’s, the Parent Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Parent Guarantor, the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 10.2.          Maximum Aggregate Debt Limit. Each of the Company and the Parent Guarantor will not, and will not cause or permit any of their Subsidiaries to, incur any Indebtedness (including, without limitation, Acquired Indebtedness) if, immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Indebtedness of the Obligors and their Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Obligors and their Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Obligors or any of their Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

Section 10.3.          Maximum Aggregate Secured Debt Limit. Each of the Company and the Parent Guarantor will not, and will not cause or permit any of their Subsidiaries to, incur any Indebtedness (including, without limitation, Acquired Indebtedness) secured by any Lien on any property or assets of the Obligors or any of their Subsidiaries, whether owned on the date of this Agreement or thereafter acquired, if, immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all outstanding Indebtedness of the Obligors and their Subsidiaries which is secured by any Lien on any property or assets of the Obligors or any of their Subsidiaries is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Obligors and their Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Obligors or any of their Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

Section 10.4.          Minimum Interest Coverage. Each of the Company and the Parent Guarantor will not at any time permit the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters then most recently ended to be less than 1.50 to 1.00.

Section 10.5.          Minimum Unsecured Debt Ratio. Each of the Company and the Parent Guarantor will, and will cause its Subsidiaries to, have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Indebtedness of the Obligors and their Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Section 10.6.          Minimum Unsecured Debt Yield. Each of the Company and the Parent Guarantor will not at the end of each calendar quarter permit the Net Operating Income generated by the Total Unencumbered Assets for such calendar quarter period ending on such date multiplied by 4 to be less than 11.5% of Unsecured Indebtedness.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 10.7.          Minimum Net Worth. Each of the Company and the Parent Guarantor will at the end of each calendar quarter keep and maintain Consolidated Net Worth at an amount not less than $267,026,531.

Section 10.8.          Maximum Quarterly Dividends. The Parent Guarantor shall not declare or pay any distributions or dividends except from cash flow available for distributions or dividends and earned during the immediately preceding fiscal year, and in any event not in excess of 95% of Funds From Operations on a rolling four calendar quarter basis. The total of common and preferred stock dividends in any calendar quarter may exceed Funds From Operations for the quarter only to the extent necessary for the Parent Guarantor to retain its status as a real estate investment trust under the provisions of Code sections 856 and 857 and for state income tax purposes and avoid payment of federal or state income or excise tax. Notwithstanding the foregoing, during the continuance of any Event of Default, aggregate distributions shall not exceed the minimum amount that the Parent Guarantor must distribute to its shareholders in order to qualify as a real estate investment trust under the provisions of Code sections 856 and 857 and for state income tax purposes.

Section 10.9.          Mergers, Consolidations, Etc. Each of the Company and the Parent Guarantor will not consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

(a)          the Company may consolidate or merge with or into any other Person if (i) the Person which results from such consolidation or merger (the “Surviving Person”) is organized under the laws of any state of the United States or the District of Columbia, and, if the Company is not the Surviving Person (1) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the Surviving Person and the Surviving Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and (2) the Parent Guarantor and the Subsidiary Guarantors shall have affirmed in writing their obligations under the Guaranty, and (ii) at the time of such consolidation or merger and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the Surviving Person would be permitted by the provisions of Sections 10.2 and 10.3 to incur at least $1.00 of additional Indebtedness;;

Agree Limited Partnership	Uncommitted Master Note Facility

(b)          the Company may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of Parent Guarantor) at the time of such sale or other disposition if (i) the acquiring Person (the “Acquiring Person”) is a Person organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the Acquiring Person and the Acquiring Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) the Parent Guarantor and the Subsidiary Guarantors shall have affirmed in writing their obligations under the Guaranty and (iv) at the time of such sale or disposition and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the Acquiring Person would be permitted by the provisions of Sections 10.2 and 10.3 to incur at least $1.00 of additional Indebtedness;

(c)          the Parent Guarantor may consolidate or merge with or into any other Person if (i) the Surviving Person is organized under the laws of any state of the United States or the District of Columbia and, if the Parent Guarantor is not the Surviving Person, the due and punctual performance and observation of all of the covenants in this Agreement and the Guaranty to be performed or observed by the Parent Guarantor are expressly assumed in writing by the Surviving Person and the Surviving Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (ii) at the time of such consolidation or merger and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the Surviving Person would be permitted by the provisions of Sections 10.2 and 10.3 to incur at least $1.00 of additional Indebtedness; and

(d)          the Parent Guarantor may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Parent Guarantor) at the time of such sale or other disposition if (i) the Acquiring Person is a Person organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual performance and observance of all of the covenants in this Agreement and the Guaranty to be performed or observed by the Parent Guarantor are expressly assumed in writing by the Acquiring Person and the Acquiring Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such sale or disposition and immediately after giving effect thereto,  (A) no Default or Event of Default would exist and (B) the Acquiring Person would be permitted by the provisions of Sections 10.2 and 10.3 to incur at least $1.00 of additional Indebtedness.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 10.10.         Line of Business. Each of the Company and the Parent Guarantor will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, or any business substantially related or incidental thereto are engaged on the date of this Agreement.

Section 10.11.         Economic Sanctions, Etc. Each of the Company and the Parent Guarantor will not and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 11.         Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)          the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)          the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)          the Company or the Parent Guarantor default in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.2 through 10.7 or any covenant in a Supplement that provides that it shall have the benefit of this paragraph (c); or

(d)          any Obligor defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in Sections 11(a), (b) and (c)) or defaults in the performance of or compliance with any term contained in the Guaranty and any such default is not remedied within 30 days after the earlier of (i) a Responsible Officer of the Obligors obtaining actual knowledge of such default and (ii) the Obligors receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

Agree Limited Partnership	Uncommitted Master Note Facility

(e)          any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement (including any Supplement) or the Guaranty, as the case may be, or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)          (i) the Parent Guarantor, the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Parent Guarantor, the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Parent Guarantor, the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Subsidiary to purchase or repay such Indebtedness; or

(g)          any Obligor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)          a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by an Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of an Obligor, or any such petition shall be filed against an Obligor and such order shall not have been reversed or vacated or such petition shall not be dismissed within 60 days; or

Agree Limited Partnership	Uncommitted Master Note Facility

(i)          a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Obligors or any of their respective Subsidiaries, and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)          if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Parent Guarantor, the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Parent Guarantor, the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Parent Guarantor, the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Parent Guarantor, the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Parent Guarantor, the Company or any Subsidiary thereunder, (viii) the Parent Guarantor, the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Parent Guarantor, the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)          the Guaranty shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that the Guaranty is invalid, void or unenforceable or any Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Guaranty; provided that the foregoing shall not apply to the release or termination of the Guaranty by a Subsidiary Guarantor pursuant to and in compliance with Section 9.8(b).

Agree Limited Partnership	Uncommitted Master Note Facility

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 12.         Remedies on Default, Etc.

Section 12.1.          Acceleration. (a) If an Event of Default with respect to the Parent Guarantor or the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)          If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Parent Guarantor and the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)          If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Parent Guarantor and the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the applicable Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Parent Guarantor and the Company acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.          Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 12.3.          Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Parent Guarantor and the Company have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Parent Guarantor, the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.          No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Parent Guarantor and the Company under Section 15, the Parent Guarantor and the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.         Registration; Exchange; Substitution of Notes.

Section 13.1.          Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 13.2.          Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series (and tranche, if any) as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1 to the related Supplement. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.          Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officers (all as specified in Section 18(iv)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)          in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof,

within 10 (ten) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.         Payments on Notes.

Section 14.1.          Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 14.2.          Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A to the Supplement pursuant to which such Notes were issued or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series (and tranche, if any) pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3.          FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 15.         Expenses, Etc.

Section 15.1.          Transaction Expenses. Whether or not the transactions contemplated hereby (including by any Supplement) are consummated, the Parent Guarantor and the Company, jointly and severally, agree to pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any Supplements (and the issuance of Notes thereunder), amendments, waivers or consents under or in respect of this Agreement, the Notes or the Guaranty (whether or not such Supplement, amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement (including any Supplement), the Notes or the Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement), the Notes or the Guaranty, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company, the Parent Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby (including any Supplement) and by the Notes and the Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and any Supplement and all related documents and financial information with the SVO; provided, that such costs and expenses under this clause (c) shall not exceed $3,500 for each Series or tranche of Notes. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI). The Parent Guarantor and the Company, jointly and severally, agree to pay, and will save each Purchaser and each other holder of a Note harmless from (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorney’s fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.2.          Survival. The obligations of the Parent Guarantor and the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement, the Notes and the Guaranty, and the termination of this Agreement or any Supplement.

Section 16.         Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein, in any Supplement or in the Guaranty shall survive the execution and delivery of this Agreement, such Supplement, the Notes and the Guaranty, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement, any Supplement or the Guaranty shall be deemed representations and warranties of such Obligor under this Agreement, such Supplement or the Guaranty, as the case may be, provided, that the representations and warranties contained in any Supplement shall only be made for the benefit of the Purchasers which are party to such Supplement and the holders of the Notes issued pursuant to such Supplement, including subsequent holders of any Note issued pursuant to such Supplement, and shall not require the consent of the holders of existing Notes. Subject to the preceding sentence, this Agreement (including every Supplement), the Notes and the Guaranty embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 17.         Amendment and Waiver.

Section 17.1.          Requirements. This Agreement (including any Supplement), the Notes and the Guaranty may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantors, the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used therein or in such corresponding provision of any Supplement), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby (or, prior to the date of Closing, each Purchaser), (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4 or in any Supplement, as applicable, (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20 (or any corresponding provision in any Supplement), or (iv) reduce or alter the scope of the Guaranty or release any Guarantor from liability under the Guaranty, except pursuant to Section 9.8(b). As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement, as it may from time to time be amended or supplemented.

Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Notes consistent with Sections 1.2 and 4 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2.          Solicitation of Holders of Notes.

(a)          Solicitation. The Parent Guarantor and the Company will provide each Purchaser and each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of any Supplement, of the Guaranty or of the Notes. The Parent Guarantor and the Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Purchaser or holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

Agree Limited Partnership	Uncommitted Master Note Facility

(b)          Payment. Neither the Parent Guarantor nor the Company will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of Notes as consideration for or as an inducement to the entering into by any Purchaser or holder of Notes of any waiver or amendment of any of the terms and provisions hereof (including any Supplement), of the Guaranty or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and holder of Notes then outstanding even if such Purchaser or holder did not consent to such waiver or amendment.

(c)          Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by the holder of any Note that has transferred or has agreed to transfer such Note to the Parent Guarantor, the Company, any Subsidiary, any Affiliate of the Parent Guarantor or the Company or any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with an Obligor and/or any of its Affiliates, in each case in connection with such consent as a condition to such transfer, shall be void and of no force or effect except solely as to such holder with respect to such Note, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder with respect to such Note.

Section 17.3.          Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Parent Guarantor and the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Parent Guarantor, the Company and the Purchaser or holder of any Note nor any delay in exercising any rights hereunder, under the Guaranty or under any Note shall operate as a waiver of any rights of any Purchaser or any holder of such Note.

Section 17.4.          Notes Held by Company, Etc. Solely for the purpose of determining whether the Purchasers or the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement (including any Supplement), the Notes or the Guaranty, or have directed the taking of any action provided herein (including any Supplement) or in the Notes or in the Guaranty to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Parent Guarantor, the Company or any of their respective Affiliates shall be deemed not to be outstanding.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 18.         Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)          if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A to the Supplement pursuant to which such Purchaser purchased its Notes or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)         if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)        if to the Parent Guarantor, to the Parent Guarantor at 70 East Long Lake Road, Bloomfield Hills, Michigan 48304, Attention: Finance, or at such other address as the Parent Guarantor shall have specified to the Purchaser or holder of each Note in writing,

(iv)        if to the Company, to the Company at its address set forth at the beginning hereof, Attention: Finance or at such other address as the Company shall have specified to the Purchaser or holder of each Note in writing, or

(v)         if to AIG, to AIG Asset Management (U.S.), LLC at 2929 Allen Parkway, A36-04, Houston, Texas 77019-2155; email: to both John.Verzosa@aig.com and AIGGIGPVTPLACEMENTOPERATIONS@aig.com.

Notices under this Section 18 will be deemed given only when actually received.

Section 19.         Reproduction of Documents.

This Agreement, the Guaranty and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Parent Guarantor and the Company agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Parent Guarantor, the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 20.         Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to AIG or any Purchaser by or on behalf of the Parent Guarantor, the Company, or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Parent Guarantor, the Company or such Subsidiary, as the case may be; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Parent Guarantor, the Company or any of their respective Subsidiaries or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other Purchaser or holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Parent Guarantor or the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, the Guaranty and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Parent Guarantor and the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Parent Guarantor and the Company embodying the provisions of this Section 20.

Agree Limited Partnership	Uncommitted Master Note Facility

In the event that as a condition to receiving access to information relating to the Obligors or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Parent Guarantor and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.         Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Parent Guarantor and the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Parent Guarantor and the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.         Miscellaneous.

Section 22.1.          Successors and Assigns. All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.9, the Parent Guarantor and the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Agree Limited Partnership	Uncommitted Master Note Facility

Section 22.2.          Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. In the event of any change in GAAP after the date hereof or any other change in accounting procedures which would affect the computation of any financial covenant, ratio or other requirement set forth herein, then upon the request of the Company or the Required Holders, the Company, the Guarantors, and the holders of Notes shall negotiate promptly, diligently and in good faith in order to amend the provisions of this Agreement such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Company and the Guarantors as in effect prior to such accounting change, as determined by the Required Holders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Company, the Guarantors and the Required Holders (i) such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under this Agreement, shall be calculated and reported as if such change had not occurred and (ii) the Parent Guarantor shall provide to each holder of a Note that is an Institutional Investor financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in generally accepted accounting principles. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3.          Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.          Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Agree Limited Partnership	Uncommitted Master Note Facility

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement, and all Supplements executed in connection with this Agreement, shall be deemed to be a part hereof.

Section 22.5.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6.          Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.          Jurisdiction and Process; Waiver of Jury Trial. (a) The Parent Guarantor and the Company, each for itself, irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Parent Guarantor and the Company, each for itself, irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)          The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)          The Parent Guarantor and the Company, each for itself, consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Parent Guarantor and the Company, each for itself, agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

Agree Limited Partnership	Uncommitted Master Note Facility

(d)          Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Parent Guarantor or the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)          The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*     *     *     *     *

Agree Limited Partnership	Uncommitted Master Note Facility

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between and among you, the Parent Guarantor and the Company.

Very truly yours,

Agree Limited Partnership,
a Delaware limited partnership

By
Name:
Title:

Agree Realty Corporation,
a Maryland corporation

By
Name:
Title:

Agree Limited Partnership	Uncommitted Master Note Facility

This Agreement is hereby accepted and agreed to as of the date thereof.

AIG Asset Management (U.S.), LLC

By
Name:
Title:

Agree Limited Partnership

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2015 Note Purchase Agreement” means that certain Note Purchase Agreement dated as of May 28, 2015 between the Parent Guarantor, the Company and the Purchasers listed on Schedule A thereto.

“2016 Note Purchase Agreement” means that certain Note Purchase Agreement dated as of July 28, 2016 between the Parent Guarantor, the Company and the Purchasers listed on Schedule A thereto.

“2017 Note Purchase Agreement” means that certain Note Purchase Agreement dated as of August 3, 2017 between the Parent Guarantor, the Company and the Purchasers listed on Schedule A thereto.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquiring Person” is defined in Section 10.9(b).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Parent Guarantor, shall include any Person beneficially owning or holding, directly or indirectly, 20% or more of any class of voting or equity interests of the Parent Guarantor or any Subsidiary or any Person of which the Parent Guarantor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 20% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent Guarantor.

“Agreement” means this Uncommitted Master Note Facility, including all Schedules and Exhibits attached to this Agreement and all Supplements executed in connection herewith, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“AIG” is defined in the first paragraph of this Agreement.

Schedule A (to Uncommitted Master Note Facility)

“AIG Affiliate” means (a) any corporation or other entity controlling, controlled by, or under common control with, AIG or (b) any managed account or investment fund which is managed by AIG or an AIG Affiliate described in clause (a) of this definition. For purposes of this definition, the terms “control,” “controlling” and “controlled” means the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.

“Annual Capital Expenditure Adjustment” means for all properties, an amount equal to (i) $0.10 multiplied by (ii) the aggregate net rentable area (determined on a square feet basis) of all properties multiplied by (iii) the number of days in such period divided by (iv) 365.

“Annual Debt Service Charge” for any period means the maximum amount which is payable during such period for interest on, and original issue discount of, Indebtedness of the Obligors and their Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Board of Directors” means the board of directors of the Parent Guarantor or any committee of that board duly authorized to act generally or in any particular respect for the Obligors hereunder.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Change in Control” is defined in Section 8.3(f).

“Closing” is defined in Section 3.

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“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Agree Limited Partnership, a limited partnership or any successor that becomes such in the manner prescribed in Section 10.9.

“Confidential Information” is defined in Section 20.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Obligors and their Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Obligors and their Subsidiaries, (ii) provision for taxes of the Obligors and their Subsidiaries based on income, (iii) amortization of debt discount and other deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, (vi) amortization of deferred charges and (vii) all other non-cash charges determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means as of any date of determination, an amount equal to the Total Assets at such date, minus Total Liabilities of the Parent Guarantor and its Subsidiaries outstanding on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to each Note, that rate of interest per annum that is the greater of (i) 2.00% above the rate of interest then in effect on such Note or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

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“Disclosure Documents” is defined in Section 5.3.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the maturity of the Notes.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation losses, as reflected in the financial statements of the Parent Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means in the case of a corporation, shares of Capital Stock of any class or series, including warrants, rights, participating interests or options to purchase or otherwise acquire any class or series of capital stock or Securities exchangeable for or convertible into any class or series of Capital Stock, and in the case of any other Person or entity shall mean any class or series of partnership interests, units, membership interests or like interests constituting equity, and in the case of each of the foregoing, any part or portion thereof or participation in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Execution Date” is defined in Section 3.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“Funds From Operations” means, with respect to the Parent Guarantor and its consolidated Subsidiaries, with respect to the immediately prior four quarter period, net income (or loss), plus depreciation, amortization and impairment charges on depreciable real estate assets and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided. Notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, the Company’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, and (b) net income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock, (iv) non-cash charges, or (v) non-recurring charges.

“GAAP” and “generally accepted accounting principles” mean generally accepted accounting principles, as in effect from time to time, as used in the United States of America applied on a consistent basis.

“Governmental Authority” means

(a)          the government of

(i)          the United States of America or any State or other political subdivision thereof, or

(ii)         any other jurisdiction in which the Parent Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Parent Guarantor or any Subsidiary, or

A-5

(b)          any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantors” means, collectively, (a) the Parent Guarantor and (b) each of the Subsidiary Guarantors.

“Guaranty” is defined in Section 1.3.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental Law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Indebtedness” of the Obligors or any Subsidiary means, without duplication, any indebtedness of the Obligors or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Lien existing on property owned by an Obligor or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Obligors or any Subsidiary otherwise reflected as Indebtedness hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Obligors or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by the Obligors or any Subsidiary as lessee which is reflected on the Parent Guarantor’s consolidated balance sheet as a capitalized lease in accordance with GAAP, or (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Parent Guarantor’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Obligors or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Obligors or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Obligors or any Subsidiary whenever the Obligors or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

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“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Issuance Period” is defined in Section 1.2(b).

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind other than restrictions on transfer of Securities arising under the Securities Act or state “blue sky” laws.

“Limited Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Agree Limited Partnership, dated April 22, 1994; Amendment to the First Amended and Restated Agreement of Limited Partnership of Agree Limited Partnership, dated July 8, 1994; and Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Agree Limited Partnership, dated March 20, 2013.

“Make-Whole Amount” is defined in Section 8.7 and includes, in connection with any particular Series of Notes, the make-whole, breakage or other amounts provided for in the Supplement in respect of such Series of Notes.

“Material” means material in relation to the business, operations, financial condition, assets or properties of the Parent Guarantor, the Company and their respective Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets, or properties of the Parent Guarantor, the Company and their respective Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of the Parent Guarantor to perform its obligations under this Agreement and the Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or the Guaranty.

“Maturity Date” is defined in the first paragraph of each Note.

A-7

“Maximum Facility Amount” is defined in Section 1.2(c).

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Net Operating Income” means for any real property and for any period, an amount equal to the following (without duplication): (a) the aggregate gross revenues from the operations of such real property during such period (exclusive of any rental or other income from (i) any lease in respect of such real property to tenants in any proceedings under any Debtor Relief Laws during the subject period that was not paid on the date rent was due to be paid by such tenant taking into account any applicable grace or cure period provided for by the terms of such lease, (ii) any lease in respect of such real property to tenants in any proceedings under any Debtor Relief Laws that did not physically occupy such real property during the entirety of such period, and (iii) any leases in respect of such real property to tenants, which leases have been rejected in any proceeding under Debtor Relief Laws during the subject period), plus (b) the aggregate gross revenues from any ground leases, minus (c) all expenses and other proper charges incurred in connection with the operation of such real property during such period (including accruals for real estate taxes and insurance and an amount equal to the greater of (x) 3% of rents and (y) actual management fees paid in cash, but excluding capital expenditures, debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP minus (d) the Annual Capital Expenditure Adjustment.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by an Obligor or any Subsidiary primarily for the benefit of employees of an Obligor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.1.

“Obligors” means, collectively, the Company and each Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

A-8

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Parent Guarantor, the Company, or a Subsidiary Guarantor, as the case may be, whose responsibilities extend to the subject matter of such certificate.

“Parent Guarantor” is defined in the introduction to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability other than a Multiemployer Plan.

“Previously Unsecured Debt” is defined in Section 9.6(b).

“Principal Debt Facility” means (i) that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated December 15, 2016, among the Company, as Borrower, PNC Bank, National Association, as Administrative Agent and the other lenders party thereto (as the same may be amended, modified, restated, amended and restated, or refinanced from time to time) (the “Bank Credit Facility”) (ii) the 2015 Note Purchase Agreement (as the same may be amended, modified, restated, amended and restated, or refinanced from time to time), (iii) the 2016 Note Purchase Agreement (as the same may be amended, modified, restated, amended and restated, or refinanced from time to time), (iv) the 2017 Note Purchase Agreement (as the same may be amended, modified, restated, amended and restated, or refinanced from time to time) and (v) any unsecured bank line of credit or other unsecured bilateral facility or debt private placement under which the Parent Guarantor, the Company or any Subsidiary is an obligor in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.3(b).

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the introduction to this Agreement.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

A-9

“Rate Lock Letter” is defined in Section 2.2.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, (i) prior to the first Closing, AIG and (ii) from and after the first Closing, the holders of at least 51% in principal amount of all Notes at the time outstanding (exclusive of Notes then owned by the Parent Guarantor or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and, in the case of any particular matter in respect of which this Agreement requires or provides for action by a Responsible Officer, any other officer of the Parent Guarantor, the Subsidiary Guarantors or the Company with responsibility for the administration of such matter.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the same meaning as in Section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or the Parent Guarantor.

“Senior Indebtedness” means all Indebtedness of the Company or Guarantor, as applicable, which is not expressed to be subordinate or junior in rank to any other Indebtedness of the Company or Guarantor, as applicable.

“Series” is defined in Section 1.1.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Guarantor.

A-10

 “Subsidiary Guarantor” means each Subsidiary that has executed and delivered the Guaranty or has executed and delivered a joinder to the Guaranty.

“Supplement” is defined in Section 1.2.

“Surviving Person” is defined in Section 10.9(a).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such office.

“Total Assets” means the sum of (without duplication) (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable and intangibles) of the Obligors and their Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Liabilities” means, without duplication, total liabilities of the Parent Guarantor and its consolidated Subsidiaries reported in accordance with GAAP.

“Total Unencumbered Assets” means the sum of (without duplication) (i) those Undepreciated Real Estate Assets which are not subject to a Lien securing Indebtedness and (ii) all other assets (excluding accounts receivable, intangibles and unconsolidated equity interests in funds and joint ventures) of the Obligors not subject to a Lien securing Indebtedness, all determined on a consolidated basis in accordance with GAAP; provided that the aggregate amount of “notes receivable” of the Obligors (determined on a consolidated basis in accordance with GAAP) included in any determination of Total Unencumbered Assets shall not exceed 5% of the sum of (without duplication) (x) those Undepreciated Real Estate Assets which are not subject to a Lien securing Indebtedness and (y) all other assets (excluding notes receivable, accounts receivable, intangibles and unconsolidated equity interests in funds and joint ventures) of the Obligors not subject to a Lien securing Indebtedness, all determined on a consolidated basis in accordance with GAAP; provided further, in order for any Undepreciated Real Estate Asset or any other asset to be included as a “Total Unencumbered Asset” hereunder, such asset must be entirely owned directly by an Obligor.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Obligors and their Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP.

“United States Person” has the meaning set forth in section 7701(a)(30) of the Code.

A-11

“Unsecured Indebtedness” means Indebtedness of the Obligors or any of their Subsidiaries which is not secured by a Lien on any property or assets of the Obligors or any of their Subsidiaries.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Parent Guarantor, the Company and the Company’s or the Parent Guarantor’s other Wholly-owned Subsidiaries at such time.

A-12

Disclosure Materials

None.

Schedule 5.3 (to Uncommitted Master Note Facility)

Organization and Ownership of Shares of Subsidiaries; Affiliates

(a)

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

2355 Jackson Avenue, LLC	Michigan	100%

Agree 103-Middleburg Jacksonville, LLC	Delaware	100%

Agree 1031, LLC	Delaware	100%

Agree 117 Mission, LLC	Michigan	100%

Agree 17-92, LLC	Florida	100%

Agree 2016, LLC	Delaware	100%

Agree Alcoa TN LLC	Tennessee	100%

Agree Altoona PA, LLC	Delaware	100%

Agree Allentown PA LLC	Pennsylvania	100%

Agree Anderson SC LLC	Delaware	100%

Agree Ann Arbor Jackson, LLC	Delaware	100%

Agree Ann Arbor State Street, LLC	Michigan	100%

Agree Antioch, LLC	Illinois	100%

Agree Appleton WI, LLC	Delaware	100%

Agree Apopka FL, LLC	Delaware	100%

Agree Archer Chicago IL, LLC	Delaware	100%

Schedule 5.4 (to Uncommitted Master Note Facility)

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

Agree Arlington TX LLC	Texas	100%

Agree Atchison, LLC	Kansas	100%

Agree Atlantic Beach, LLC	Delaware	100%

Agree Baton Rouge LA LLC	Louisiana	100%

Agree Beecher LLC	Michigan	100%

Agree Belton MO LLC	Delaware	100%

Agree Belvidere IL LLC	Illinois	100%

Agree Berkeley Solano, LLC	Delaware	100%

Agree Berwyn IL LLC	Illinois	100%

Agree Boynton, LLC	Florida	100%

Agree Brenham TX, LLC	Delaware	100%

Agree Brighton, LLC	Delaware	100%

Agree Bristol & Fenton Project, LLC	Michigan	100%

Agree Brooklyn OH LLC	Ohio	100%

Agree Buffalo Center IA, LLC	Delaware	100%

Agree Burlington, LLC	Delaware	100%

Agree Cannon Station LLC (Ft Oglethorpe)	Delaware	100%

5.4-2

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

Agree Cedar Park TX, LLC	Delaware	100%

Agree Center Point Birmingham AL LLC	Alabama	100%

Agree Chandler, LLC	Arizona	100%

Agree Charlotte County, LLC	Delaware	100%

Agree Charlotte Poplar, LLC	North Carolina	100%

Agree Chicago Kedzie, LLC	Illinois	100%

Agree Cochran GA, LLC	Georgia	100%

Agree Columbia SC LLC	Delaware	100%

Agree Concord, LLC	North Carolina	100%

Agree Construction Management, LLC	Delaware	100%

Agree Corunna LLC	Michigan	100%

Agree CW, LLC	Delaware	100%

Agree Dallas Forest Drive, LLC	Texas	100%

Agree Daniel Morgan Ave Spartanburg LLC	South Carolina	100%

Agree Davenport IA, LLC	Delaware	100%

Agree Development, LLC	Delaware	100%

Agree Des Moines IA, LLC	Delaware	100%

Agree East Palatka, LLC	Florida	100%

5.4-3

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

Agree DT Jacksonville NC, LLC	Delaware	100%

Agree East Palatka, LLC	Florida	100%

Agree Egg Harbor NJ, LLC	Delaware	100%

Agree Elkhart, LLC	Michigan	100%

Agree Evergreen CO, LLC	Delaware	100%

Agree Facility No. 1, LLC	Delaware	100%

Agree Forest MS LLC	Mississippi	100%

Agree Forest VA LLC	Virginia	100%

Agree Fort Mill SC, LLC	South Carolina	100%

Agree Fort Walton Beach, LLC	Florida	100%

Agree Fort Worth TX, LLC	Delaware	100%

Agree Fuquay Varina LLC	North Carolina	100%

Agree Grand Chute WI LLC	Delaware	100%

Agree Grand Forks LLC	North Dakota	100%

Agree Grandview Heights OH, LLC	Delaware	100%

Agree Harlingen LLC	Texas	100%

Agree Hazard KY, LLC	Delaware	100%

Agree Holdings I, LLC	Delaware	100%

5.4-4

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

Agree Holly Springs MS, LLC	Delaware	100%

Agree Hopkinsville KY, LLC	Delaware	100%

Agree Indianapolis Glendale LLC	Delaware	100%

Agree Indianapolis, LLC	Indiana	100%

Agree Indianapolis IN II, LLC	Delaware	100%

Agree Jackson MS, LLC	Delaware	100%

Agree Jacksonville NC, LLC	North Carolina	100%

Agree Johnstown, LLC	Ohio	100%

Agree Joplin MO LLC	Missouri	100%

Agree Junction City KS LLC	Delaware	100%

Agree Kirkland WA, LLC	Delaware	100%

Agree Lake in the Hills, LLC	Illinois	100%

Agree Lake Zurich IL, LLC	Illinois	100%

Agree Leawood, LLC	Delaware	100%

Agree Lebanon VA LLC	Virginia	100%

Agree Lejune Springfield IL, LLC	Illinois	100%

Agree Ligonier PA LLC	Pennsylvania	100%

Agree Littleton CO LLC	Delaware	100%

5.4-5

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

Agree Lowell, LLC	Delaware	100%

Agree Lyons GA LLC	Georgia	100%

Agree M-59 LLC	Michigan	100%

Agree Madison AL LLC	Michigan	100%

Agree Madisonville TX LLC	Texas	100%

Agree Magnolia Knoxville TN LLC	Tennessee	100%

Agree Mall of Louisiana, LLC	Louisiana	100%

Agree Manchester LLC	Connecticut	100%

Agree Mansfield, LLC	Connecticut	100%

Agree Marietta, LLC	Georgia	100%

Agree Marshall MI Outlot, LLC	Delaware	100%

Agree McKinney TX LLC	Texas	100%

Agree MCW, LLC	Delaware	100%

Agree Memphis Getwell, LLC	Tennessee	100%

Agree Minneapolis Clinton Ave, LLC	Minnesota	100%

Agree Minot ND, LLC	Delaware	100%

Agree Montgomery AL LLC	Alabama	100%

Agree Montgomeryville PA LLC	Pennsylvania	100%

5.4-6

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

Agree Morrow GA, LLC	Georgia	100%

Agree Mt. Dora FL, LLC	Delaware	100%

Agree New Lenox 2 LLC	Illinois	100%

Agree New Lenox, LLC	Illinois	100%

Agree North Las Vegas, LLC	Nevada	100%

Agree North Miami FL, LLC	Delaware	100%

Agree Novi MI LLC	Michigan	100%

Agree Orange & McCoy, LLC	Delaware	100%

Agree Oxford Commons AL, LLC	Delaware	100%

Agree Palafox Pensacola FL, LLC	Delaware	100%

Agree Pensacola LLC	Florida	100%

Agree Pensacola Nine Mile LLC	Florida	100%

Agree Pinellas Park, LLC	Michigan	100%

Agree Plainfield, LLC	Michigan	100%

Agree Poinciana LLC	Florida	100%

Agree Port Orange FL, LLC	Delaware	100%

Agree Port St. John LLC	Delaware	100%

Agree Portland ME, LLC	Delaware	100%

5.4-7

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

Agree Portland OR LLC	Delaware	100%

Agree Provo UT, LLC	Delaware	100%

Agree Rancho Cordova I LLC	California	100%

Agree Rancho Cordova II LLC	California	100%

Agree Rapid City SD, LLC	South Dakota	100%

Agree Realty Services, LLC	Delaware	100%

Agree Realty South-East, LLC	Michigan	100%

Agree Richmond VA LLC	Delaware	100%

Agree Rochester NY LLC	New York	100%

Agree Roseville CA, LLC	California	100%

Agree RT Amite LA, LLC	Delaware	100%

Agree RT Arlington TX, LLC	Delaware	100%

Agree RT Gulfport MS, LLC	Delaware	100%

Agree RT Jackson MS, LLC	Delaware	100%

Agree RT Port Richey FL, LLC	Delaware	100%

Agree RT Villa Rica GA, LLC	Delaware	100%

Agree Salem OR, LLC	Delaware	100%

Agree Sarasota FL, LLC	Delaware	100%

5.4-8

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

Agree Shelby, LLC	Michigan	100%

Agree Silver Springs Shores, LLC	Delaware	100%

Agree Southfield & Webster, LLC	Delaware	100%

Agree Southfield LLC	Michigan	100%

Agree Spartanburg SC LLC	South Carolina	100%

Agree Spring Grove, LLC	Illinois	100%

Agree Springfield IL LLC	Illinois	100%

Agree Springfield OH, LLC	Delaware	100%

Agree St. Augustine Shores, LLC	Delaware	100%

Agree St. Joseph MO, LLC	Missouri	100%

Agree St Petersburg LLC	Florida	100%

Agree Statesville NC, LLC	Delaware	100%

Agree Statham GA, LLC	Georgia	100%

Agree Stores, LLC	Delaware	100%

Agree Sun Valley NV LLC	Nevada	100%

Agree Sunnyvale CA, LLC	Delaware	100%

Agree Tallahassee, LLC	Florida	100%

Agree Terre Haute IN LLC	Delaware	100%

5.4-9

Subsidiaries	Jurisdiction of Organization	Percentage of Equity Interests Owned by Parent Guarantor, Company and other Subsidiaries (in the aggregate)

Agree Topeka KS, LLC	Delaware	100%

Agree Tri-State Lease, LLC	Delaware	100%

Agree Upland CA, LLC	Delaware	100%

Agree Venice, LLC	Florida	100%

Agree Vero Beach FL, LLC	Delaware	100%

Agree Walker, LLC	Michigan	100%

Agree Wawa Baltimore, LLC	Maryland	100%

Agree Wheaton IL, LLC	Delaware	100%

Agree Whittier CA, LLC	Delaware	100%

Agree Wichita Falls TX LLC	Texas	100%

Agree Wichita, LLC	Kansas	100%

Agree Wilmington, LLC	North Carolina	100%

Indianapolis Store No. 16, LLC	Delaware	100%

Lawrence Store No. 203, L.L.C	Delaware	100%

Lunacorp, LLC (f/ka Agree Asset Services, LLC)	Delaware	100%

Mt. Pleasant Outlot I, LLC	Delaware	100%

Mt Pleasant Shopping Center LLC	Michigan	100%

Pharm Nashville IN, LLC	Delaware	99%

5.4-10

Note: The above list excludes dormant Subsidiaries that do not own any property.

Affiliates (other than Subsidiaries)
None

Directors and Executive Officers of the Parent Guarantor	Position(s)
Richard Agree	Executive Chairman of the Board of Directors
Joey Agree	Chief Executive Officer and Director
Kenneth R. Howe	Interim Chief Financial Officer and Secretary
Laith Hermiz	Chief Operating Officer
Farris Kalil	Independent Director
John Rakolta, Jr.	Independent Director
Jerome Rossi	Independent Director
William Rubenfaer	Independent Director
Leon Schurgin	Independent Director
Merrie S. Frankel	Independent Director

Directors and Executive Officers of the Company

The sole general partner of the Company is the Parent Guarantor. Please see the directors and senior officers of the Parent Guarantor listed above.

(d)          Agreements restricting Subsidiaries’ dividend distributions and other distributions of profits: None

5.4-11

Existing Indebtedness and Future Liens

of
the Parent Guarantor, the Company and their respective Subsidiaries
(collectively referred to as the “Company” in this Schedule 5.15)

(a)          The following schedule details the line limits, collateralized availability and the outstanding balances of our various borrowings as of June 30, 2017 (in thousands):

	Line	Amount	Amount
Borrowings	Limit	Collateralized	Borrowed
Unsecured Revolving Credit Facility	$250,000	$	$48,000
Unsecured Term Loan due 2019	19,685		19,685
Unsecured Term Loan due 2023	40,000		40,000
Unsecured Term Loan due 2024	35,000		35,000
Unsecured Term Loan due 2024	65,000		65,000
Senior Notes due 2025	50,000		50,000
Senior Notes due 2027	50,000		50,000
Senior Notes due 2028	60,000		60,000
Mortgage Loan due 2018 (10 properties)	25,000	25,000	25,000
Mortgage Loan due 2020 (7 properties)	4,357	4,357	4,357
Mortgage Loan due 2020 (1 property)	3,007	3,007	3,007
Mortgage Loan due 2023 (12 properties)	23,640	23,640	23,640
Mortgage Loan due 2023 (1 property)	5,213	5,213	5,213
Mortgage Loan due 2026 (3 properties)	7,603	7,603	7,603
Total Debt	$638,505	$68,820	$436,505

(c)          Agreements restricting incurrence of additional debt by the Subsidiaries:

None

Schedule 5.15 (to Uncommitted Master Note Facility)

Form of Opinion of Counsel
to the Company and the Parent Guarantor

To the Purchasers listed on Schedule A
to the [_____] Supplement to the
Master Note Facility (the “Purchasers”)

Re:	Uncommitted Master Note Facility dated as of August 3, 2017 regarding the issuance and sale of _______________ (collectively the “Notes”) pursuant to the [_____] Supplement by Agree Limited Partnership, a Delaware limited partnership (“Borrower”)

Ladies and Gentlemen:

We have acted as counsel for Borrower and Agree Realty Corporation, a Maryland corporation operating as a real estate investment trust (the “Trust”), the general partner of Borrower, in connection with the Master Note Facility (as defined in Section I.B. below) and for the subsidiary guarantors listed on Schedule 1 attached hereto as the “Subsidiaries” in connection with the execution and delivery of the Guaranty (as defined below) by such entities, as applicable.

Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Master Note Facility. This opinion is delivered to you at the request of Borrower pursuant to Section 4.4(a) of the Master Note Facility.

I.           Documents and Materials Examined

In providing these opinions, we have examined the following documents and materials all dated as of the date hereof (“Effective Date”) unless otherwise noted.

A.           [____]%, Series [____], Senior Guaranteed Notes, due [__________], in the aggregate principal amount of [$___________].

B.           Uncommitted Master Note Facility dated as of August 3, 2017 among Borrower, the Trust and AIG Asset Management (U.S.), LLC (the “Master Note Facility”).

C.           The [_____] Supplement dated as of [__________, 20__] to the Master Note Facility among Borrower, the Trust and each of the Purchasers listed therein (the “Supplement”).

D.           Guaranty by the Trust and the Subsidiaries in favor of the holders of the Notes (the “Guaranty”).

E.           The organizational documents and resolutions (the “Organizational Documents”) of Borrower, the Trust, and each of the Subsidiaries and the various parties acting as general partner of any of the Subsidiaries, as set forth on Exhibit A hereto.

Exhibit 4.4(a)(i) (to Uncommitted Master Note Facility)

The documents described in this Section I are sometimes collectively referred to as the “Documents.” The documents described in Subsections (A) through (D) of this Section I are sometimes collectively referred to as the “Master Facility Documents.”

II.          Assumptions

In rendering the opinions set forth in Section III hereof, we have relied upon the following assumptions (none of which we have independently investigated or verified):

A.           The Documents submitted to us as originals are authentic, true, accurate and complete, the Documents submitted to us as copies conform to original documents which are themselves authentic, true, accurate and complete, and the factual matters asserted therein were true, accurate and complete when asserted and remain true, accurate and complete as of the date hereof. All signatures on the Documents are genuine, and all individual signatories have the requisite legal capacity.

B.           At the time of the execution of the Master Note Facility and the Supplement by each Purchaser: (i) each Purchaser had full power and authority to execute and deliver the Master Note Facility and the Supplement and to perform its obligations thereunder; (ii) execution, delivery and performance of the Master Note Facility and the Supplement had been authorized by all requisite action by each Purchaser. Each of the Master Note Facility and the Supplement has been duly executed, delivered and/or accepted by each Purchaser, and, constitutes the legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms.

C.           Each Purchaser has full power and authority to purchase the Notes specified opposite such Purchaser’s name in [Schedule A] to the Supplement; the amounts payable for the purchase of the Notes have been or will be duly funded by each Purchaser in accordance with the terms of the Master Note Facility and the Supplement.

D.           Each Purchaser is and will be in compliance with all applicable laws, rules and regulations, and has received all requisite consents, approvals, authorizations and orders from any applicable governmental authority, to the extent required as a result of such Purchaser’s regulatory status and relevant to its purchase of the Notes, performance of its obligations under the Master Note Facility and the Supplement and enforcement of its rights with respect thereto.

E.           The Trust is a validly existing Maryland corporation, in good standing under the law of Maryland, with the corporate power and authority (i) in its individual capacity to authorize, execute and deliver the Master Facility Documents to which the Trust is a party and perform its obligations thereunder, and (ii) to act as the General Partner of Borrower and, in such capacity, to authorize, execute and deliver on behalf of Borrower, the Master Facility Documents to which Borrower is a party. The Master Facility Documents to which the Trust is a party or which the Trust is executing as the General Partner of Borrower have been duly authorized by the requisite corporate action by the Trust and have been duly executed and delivered by the Trust (to the extent that execution and delivery is governed by Maryland law).

4.4(a)(i)-2

III.         Opinions

Based upon our review of the Documents and upon the assumptions set forth in Section II, and subject to the exceptions and limitations set forth in Section IV, it is our opinion that:

A.           Borrower is a validly existing Delaware limited partnership, in good standing in Delaware, with the requisite limited partnership power and authority to (i) issue and sell the Notes, and (ii) execute and deliver, and perform its obligations under the Master Note Facility, the Supplement and the Notes.

B.           The execution, delivery and performance of the Master Note Facility, the Supplement and the Notes have been duly authorized by the requisite limited partnership action of Borrower. The Master Note Facility, the Supplement and the Notes have been duly executed and delivered by Borrower and constitute the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

C.           The Master Note Facility, the Supplement and the Guaranty constitute the valid and binding obligations of the Trust, enforceable against the Trust in accordance with their respective terms.

D.           Based solely on the respective certifications regarding filing of organizational documents, status and good standing issued by the applicable officials in their respective jurisdictions of formation, each of the Subsidiaries is a validly existing limited liability company and in good standing in the state in which it is organized and in each state in which, to our actual knowledge, it owns real estate described in the Master Note Facility. Each of the Subsidiaries has the requisite limited liability company power and authority to execute, deliver, and perform its obligations under, the Guaranty.

E.           The execution, delivery and performance of the Guaranty have been duly authorized by the requisite limited liability company action by each of the Subsidiaries. The Guaranty has been duly executed and delivered by each of the Subsidiaries, and constitutes the valid and binding obligations of each of the Subsidiaries, enforceable against each of the Subsidiaries in accordance with its terms.

F.           The execution, delivery and performance by Borrower of the Master Note Facility and the Supplement, and the issue and sale of the Notes by Borrower, as of the date hereof, do not (i) violate any provision of Borrower’s Organizational Documents, (ii) to our actual knowledge, result in the breach by Borrower of, or constitute a default by Borrower under, (x) the agreements listed on Schedule 2 attached hereto, or (y) any other indenture, mortgage, deed of trust, lease, sublease or other agreement binding upon Borrower, which breach or default, in the case of the preceding clause (y), would reasonably be expected to have a material adverse effect, (iii) to our actual knowledge, result in the creation or imposition of any Lien upon any of the property of Borrower under any indenture, mortgage or other agreement binding upon Borrower, or (iv) violate any statutory Law (as defined in Section IV.I. hereof) or rule or regulation thereunder (including any applicable order or decree of any court or governmental instrumentality known to us) which, to our actual knowledge, is applicable to the execution and delivery of the Master Note Facility or the Supplement. No consent, approval or other action of any partner of Borrower other than the Trust, as general partner, (which consent, approval or other action has been obtained, taken or given, as applicable) is required to authorize Borrower’s issuance of, and the performance of its obligations under, the Notes, and to our current actual knowledge, no other consent, approval or other action is required to authorize Borrower’s execution, delivery and agreement to perform its obligations under the Master Note Facility or the Supplement (except those which have been obtained, if any).

4.4(a)(i)-3

G.           The execution, delivery and performance by the Trust of the Master Note Facility, the Supplement and the Guaranty do not (i) to our actual knowledge, result in a breach by the Trust of, or constitute a default by the Trust under, (x) the agreements listed on Schedule 2, attached hereto, or (y) any other indenture, mortgage, deed of trust, lease, sublease or other agreement binding upon the Trust, which breach or default, in the case of the preceding clause (y), would be reasonably expected to have a material adverse effect, (ii) to our actual knowledge, result in the creation or imposition of any Lien upon any of the property of the Trust under any indenture, mortgage or other agreement binding upon the Trust, or (iii) violate any statutory Law or rule or regulation thereunder (including any applicable order or decree of any court or governmental instrumentality known to us) which, to our actual knowledge (as to factual matters only), is applicable to the execution and delivery of the Master Note Facility, the Supplement or the Guaranty by the Trust.

H.           The execution, delivery and performance by each Subsidiary of the Guaranty, as of the date hereof, do not (i) violate any provision of such Subsidiary’s Organizational Documents, (ii) to our actual knowledge, result in the breach by such Subsidiary of, or constitutes a default by such Subsidiary under, any indenture, mortgage, deed of trust, lease, sublease or other agreement binding upon such Subsidiary, which breach or default in the case of the preceding clause (ii), would be reasonably expected to have a material adverse effect on such Subsidiary or (iii) to our actual knowledge, result in the creation or imposition of any lien upon any of the property of such Subsidiary under any indenture, mortgage or other agreement binding upon such Subsidiary, or (iv) violate any statutory Law or rule or regulation thereunder (including any applicable order or decree of any court or governmental instrumentality known to us) which, to our actual knowledge (as to factual matters only), is applicable to the execution and delivery of the Guaranty by such Subsidiary.

I.           As of the date hereof, to our actual knowledge, there is no action, suit or proceeding pending or threatened (in writing) before any court or governmental agency or authority or any arbitrator against Borrower, the Trust, or the Subsidiaries questioning the validity of any of the Master Facility Documents.

J.           As of the date hereof, no consent, approval, authorization or order of any New York, Delaware, Michigan or federal governmental authority is required of the Trust, Borrower or the Subsidiaries for the issuance and sale by Borrower of the Notes to the Purchasers, the execution, delivery and performance of the Guaranty by the Subsidiaries, or the execution, delivery or performance by Borrower and the Trust of the Master Facility Documents, except such as may be required under the Blue Sky laws, as to which we express no opinion; provided that no opinion is given or intended herein as to any such consents, approvals, authorizations, or orders that may be required of any Purchaser as a result of such Purchaser’s regulatory status for its acquisition and funding of the Notes.

4.4(a)(i)-4

K.          Based solely on a certificate of officers of Borrower and the Trust, and without any independent investigation or verification, neither Borrower nor the Trust is, or immediately after the sale of the Notes to be sold pursuant to the Master Note Facility and the Supplement and the application of the proceeds from such sale (as described in the Master Note Facility and the Supplement) will be, an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

L.           No registration of the Notes or the Guaranty under the Securities Act of 1933, as amended (the “Securities Act”), is required for the sale of the Notes or the issuance of Guaranty to the Purchasers pursuant to the Master Note Facility and the Supplement, and neither the Master Note Facility nor the Supplement is required to be qualified under the Trust Indenture Act of 1939, as amended, in each case assuming (i) that the offer or sale of the Notes was made in accordance with the representations and warranties of Section 5.13 of the Master Note Facility and the Supplement, and (ii) that the Purchasers’ representations in Section 6 of the Master Note Facility and the Supplement are accurate and complete.

M. Assuming the accuracy and completeness of the description of the intended use of proceeds as described in Section 5.14 of the Master Note Facility and the Supplement, none of the execution, delivery or performance of the Master Note Facility or the Supplement by Borrower and the Trust, or the sale, issuance, execution or delivery of the Notes will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System, to the extent they are applicable to Borrower or the Trust.

IV.          Exceptions and Limitations

The foregoing opinions are subject to the following exceptions and limitations:

A.           Any limitations imposed by and the effect of all applicable bankruptcy, fraudulent conveyance or transfer, reorganization, insolvency, moratorium or similar laws at any time generally in effect with respect to the enforcement of creditors’ rights.

B.           The enforceability of the Master Facility Documents and the rights and remedies set forth therein are subject to established and evolving principles of equity, commercial reasonableness and conscionability and to the limitations imposed by applicable law on (i) the exercise and availability of remedies and defenses; (ii) the enforceability of purported waivers of rights and defenses; (iii) the availability of equitable remedies and defenses generally; and (iv) the granting of rights, remedies or security in excess of those available under applicable law.

C.           Notwithstanding anything contained in the Master Facility Documents, the Purchasers may be limited to recovering only reasonable expenses with respect to enforcement or collection of the obligations under the Master Facility Documents.

4.4(a)(i)-5

D.           No opinion is given with respect to the effect of any state or federal securities laws (except as set forth in Subsections L and M of Section III hereof), ERISA, pension or employee benefit, antitrust, insurance, bank regulatory (except as set forth in Subsection M of Section III hereof), or truth-in-lending or other credit laws or regulations which may be applicable to this transaction. We also disclaim any opinion with respect to specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, bankruptcy, fraudulent conveyance, environmental, intellectual property, labor, and health and safety laws, and the effects of such specialized laws.

E.           No opinion is given with respect to the effect of the law of any jurisdiction (other than the State of New York) which limits the rates of interest legally chargeable or collectible.

F.           To the extent that any opinion relates to the enforceability or applicability of the choice of New York law or the choice of New York forum provisions of the Master Facility Documents, our opinion is given in reliance on N.Y. Gen. Oblig. Law Sections 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability or applicability may be limited by public policy considerations or choice of law principles of any jurisdiction or venue, other than the courts of the State of New York, in which enforcement or application of such provisions, or of a judgment upon an agreement containing such provisions, is sought.

G.           We express no opinion as to whether courts of any jurisdiction would enforce a waiver of objection to jurisdiction or venue or an objection based on forum non conveniens or any other provisions relating to the operations of courts, court rules, service of process, witnesses at a trial, discovery, rules of evidence or the conduct of litigation in such court.

H.           No opinion is given with respect to any late charges, penalties, forfeitures, liquidated or other pre-measured damages or limitations thereon or any prepayment premiums payable following a default to the extent that a court finds enforcement thereof would constitute a penalty or unreasonable liquidated damages or would result in a forfeiture.

4.4(a)(i)-6

I.           These opinions are based solely on (i) the Law of the State of Michigan, (ii) the Law of the State of New York, (iii) the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Revised Limited Liability Company Act (the “DLLCA”), and (iv) where applicable, the federal Law of the United States. We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth above, insofar as they relate to any Delaware laws, with your permission, we (i) have limited our review to standard compilations available to us of the DRULPA and the DLLCA, which we have assumed to be accurate and complete, and (ii) have not reviewed case law. The enforceability opinions in Section III(E) are based solely on the internal laws of the State of New York, and we provide no opinion on the enforceability of the Guaranty under any other laws. We disclaim any opinion concerning the laws of any other jurisdiction, or any other statutes or laws of the named jurisdictions or the effect thereof. We recognize, and you have acknowledged, that we are not admitted to practice in certain other states in which one or more Subsidiaries are organized (the “Other States”), and with respect to the opinions set forth above to the extent such opinions would necessarily involve an analysis of the effect of the laws of such Other states, we have, with your permission, rendered such opinions on the basis that, hypothetically, the Subsidiaries were organized not in the Other States but in the State of Michigan, and, accordingly (i) that the governing law as to organizational matters as to such entities would be Michigan law, (ii) that the Subsidiaries’ various state filings and certifications of state officials as to such filings, as well as status, good standing and the like are equivalent functionally and as to the information provided therein to applicable state filings, certifications and similar documents in Michigan and (iii) that the Subsidiaries’ internal documents, such as operating agreements, resolutions and the like, are governed solely by Michigan law. All references to the “Law” or “laws” of the aforesaid jurisdictions are limited solely to the statutes, and, other than with respect to Delaware laws, the judicial and administrative decisions, and the rules and regulations of the governmental agencies of the applicable jurisdiction, but excluding the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing; and we have only considered the applicability of laws (in addition to the previously enumerated Delaware laws) that a lawyer in the State of Michigan or New York exercising customary professional diligence would reasonably recognize as being applicable to Borrower, the Trust or the Subsidiaries, or the transactions described in the Master Facility Documents.

J.           Our opinions in paragraphs III(F)(ii) and (iii), III(G)(i) and (ii), and III(H)(ii) and (iii) any agreements referenced therein (i) exclude the impact of (A) financial covenants and similar provisions therein that require financial calculations or determinations to ascertain compliance, (B) cross-default provisions and (C) provisions relating to the occurrence of a “material adverse effect” or “material adverse change” or similar words or concepts and (ii) to the extent the referenced agreements are governed by the laws of States that are not Laws covered by the opinions expressed in this opinion letter, are given (A) based on the plain meaning of such agreements and (B) assuming that the contract terms are construed as would be the case if they were governed by the internal laws of New York.

K.          Opinions given “to our actual knowledge”, referring to “actual knowledge” or other references to matters “known to us” are based solely on, and are limited to, the current conscious awareness of the individual attorneys of this law firm who (i) participated in the preparation of this letter or (ii) participated in a material way in the representation of Borrower, the Trust and the Subsidiaries in connection with the execution and delivery of the Master Facility Documents; and no review of the files maintained by this law firm or other investigation or due diligence was undertaken by us in connection with, or is to be inferred from, such opinions.

L.           We disclaim any opinion as to the impact of the distribution provisions of the Michigan Business Corporation Act on the validity, binding effect, enforceability, or compliance with law of any guaranty or related security agreement provided by direct and indirect corporate subsidiaries of the Borrower or on such subsidiary’s power to enter into such guaranty or related security agreement or their due authorization if, at the time any such guaranty or related security agreement is authorized, provided or paid upon, the criteria under such provisions permitting distributions are not satisfied.

4.4(a)(i)-7

M.          These opinions are given solely to the Purchasers, and these opinions may not be relied upon by any other person or entity or in connection with any other matter, except that (i) transferees, successors and assigns which acquire the Notes or any portion thereof for value, in good faith, and without actual notice of a defect or existing uncured default thereunder may rely on these opinions; and (ii) copies of these opinions may be provided for review but not reliance to (a) potential transferees, successors and assigns, (b) any governmental or regulatory agency (including, without limitation, NAIC) having jurisdiction over you and (c) any court of law or other tribunal in connection with any matter relating to the Master Facility Documents.

N.           These opinions are given only as of the date hereof, as applicable pursuant to the express terms of our opinions, and do not contemplate, and no opinion is given with respect to, future events or subsequent changes in law or fact.

Very truly yours,

HONIGMAN MILLER SCHWARTZ AND COHN LLP

4.4(a)(i)-8

Form of Opinion of Special Maryland Counsel
to the Parent Guarantor

To the Purchasers of the Senior Notes

(as such terms are defined herein)

listed in Schedule A attached hereto

Re:	Agree Limited Partnership, a Delaware limited partnership (the “Company”) (i) Uncommitted Master Note Facility, dated as of August 3, 2017 (the “Master Note Facility”), by and among the Company, Agree Realty Corporation, a Maryland corporation and the sole general partner of the Company (the “Guarantor”), and AIG Asset Management (U.S.), LLC and (ii) the [_____] Supplement to the Master Note Facility dated as of [__________] (the “Supplement”) by and among the Company, the Guarantor and the purchasers listed in Schedule A attached thereto (each a “Purchaser” and, collectively, the “Purchasers”), with respect to the issuance and sale by the Company of [$________] aggregate principal amount of its [____]%, Series [____], Senior Guaranteed Notes, due [__________] (the “Senior Notes”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Guarantor in connection with the above-referenced matter, and we have been requested to provide you with our opinion as Maryland corporate counsel to the Guarantor with respect to certain aspects of Maryland law pursuant to Section 4.4 of the Master Note Facility and the Supplement.

We understand that the Company, the Guarantor and the Subsidiary Guarantors (as defined herein) are also being represented in this matter by Honigman Miller Schwartz and Cohn LLP, and we understand that, except as to those issues specifically opined to herein, you will be relying upon the opinion of Honigman Miller Schwartz and Cohn LLP. We did not participate in the negotiation or drafting of the Master Note Facility, the Supplement, the Notes or the Guaranty (as such terms are defined herein).

In connection with our representation of the Guarantor, and as a basis for the opinion hereinafter set forth, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

(i)	the corporate charter of the Guarantor (the “Charter”) represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 15, 1993, Articles of Amendment filed with the Department on April 7, 1994, two Articles Supplementary filed with the Department on December 8, 2008, Articles Supplementary filed with the Department on September 21, 2012, Articles of Amendment filed with the Department on May 8, 2013, two Articles Supplementary filed with the Department on July 31, 2013, Articles of Amendment filed with the Department on May 5, 2015 and Articles of Amendment filed with the Department on May 3, 2016;

Exhibit 4.4(a)(ii) (to Uncommitted Master Note Facility)

To the Purchasers of the Senior Notes
listed in Schedule A attached hereto

[__________]

(ii)	the Amended and Restated Bylaws of the Guarantor, adopted as of May 8, 2013 (the “Bylaws”);

(iii)	resolutions adopted, or other actions taken, by the board of directors (the “Board of Directors”) of the Guarantor on or as of [__________] (the “Directors’ Resolutions”);

(iv)	the First Amended and Restated Agreement of Limited Partnership of the Company, as amended (the “Partnership Agreement”);

(v)	a status certificate of the Department, dated as of a recent date, to the effect that the Guarantor is duly incorporated and existing under the laws of the State of Maryland;

(vi)	the Master Note Facility and the Supplement;

(vii)	each Note, dated as of [__________], representing the Senior Notes and registered in the name of the applicable Purchaser or in the name of such Purchaser’s nominee (collectively, the “Notes”);

(viii)	the Guaranty, dated as of [__________] (the “Guaranty”), made by the Guarantor, the Company and each of the other guarantors named on the signature pages thereto (collectively, the “Subsidiary Guarantors”), with respect to the Senior Notes;

(ix)	a certificate of officers of the Guarantor, dated as of the date hereof (the “Officers’ Certificate”), executed by [Joey Agree, the President and Chief Executive Officer of the Guarantor, and Kenneth Howe, the Interim Chief Financial Officer and Secretary of the Guarantor], to the effect that, among other things, the Charter, the Bylaws, the Directors’ Resolutions and the Partnership Agreement are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to, among other things, the manner of adoption of the Directors’ Resolutions and the form, approval, execution and delivery of the Master Note Facility, the Supplement, the Notes and the Guaranty; and

4.4(a)(ii)-2

To the Purchasers of the Senior Notes
listed in Schedule A attached hereto

[__________]

(x)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

Insofar as the opinions and other matters set forth herein constitute, or are based upon, factual matters, we have relied solely upon the Officers’ Certificate and our knowledge. The words “our knowledge” signify that in the course of our representation of the Guarantor in matters with respect to which we have been engaged as Maryland corporate counsel to the Guarantor, no information has come to our attention that would give us actual knowledge or actual notice of the inaccuracy of the statement, opinion or other matters so qualified. We have undertaken no independent investigation or verification of any such statements, opinions or matters. The words “our knowledge” are intended to be limited to the knowledge of the lawyers within our firm who have rendered legal services to the Guarantor in connection with the Master Note Facility, the Supplement, the Notes and the Guaranty.

In rendering the opinions expressed below, we have assumed the following to the extent relevant to such opinions:

a.	each individual executing any of the Documents on behalf of a party (other than the Guarantor) is duly authorized to do so;

b.	each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so;

c.	each of the parties (other than the Guarantor) executing any of the Documents has duly authorized and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with their respective terms;

d.	any Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered; any Documents submitted to us as certified, photostatic or facsimile copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties and statements contained in the Documents (other than representations, warranties and statements of the Guarantor as to legal matters on which opinions are rendered herein) are true and complete; and there has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise;

4.4(a)(ii)-3

To the Purchasers of the Senior Notes
listed in Schedule A attached hereto

[__________]

e.	all certificates submitted to us, including, but not limited to, the Officers’ Certificate, are correct and complete both when given and as of the date hereof;

f.	the Company is the sole member of each of the Subsidiary Guarantors;

g.	the consummation of the transactions contemplated by the Master Note Facility, the Supplement, the Notes and the Guaranty will result in receipt by each of the Subsidiary Guarantors of good and valuable consideration, and such transactions are fair and reasonable to each of the Subsidiary Guarantors;

h.	in no event will the aggregate principal amount of all senior notes issued under the Master Note Facility, as supplemented from time to time, exceed $100,000,000; and

i.	the Guarantor is entering into, and will execute and deliver, and perform its obligations under, the Master Note Facility, the Supplement, the Notes and the Guaranty, together with any related documents, instruments and agreements, in furtherance of the conduct of its business in a manner that will enable it to qualify (or, once qualified, to maintain its qualification) as a real estate investment trust under Section 856 et seq. of the Internal Revenue Code of 1986, as amended.

Based upon our review of the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Guarantor, acting in its own capacity and in its capacity as the general partner of the Company, on behalf of the Company, acting in its own capacity and in its capacity as the sole member of each of the Subsidiary Guarantors, on behalf of each of the Subsidiary Guarantors, as applicable, has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Master Note Facility, the Supplement, the Notes and the Guaranty.

4.4(a)(ii)-4

To the Purchasers of the Senior Notes
listed in Schedule A attached hereto

[__________]

3.	The execution and delivery by the Guarantor, acting in its own capacity and in its capacity as the general partner of the Company, on behalf of the Company, acting in its own capacity and in its capacity as the sole member of each of the Subsidiary Guarantors, on behalf of each of the Subsidiary Guarantors, as applicable, of the Master Note Facility, the Supplement, the Notes and the Guaranty have been duly authorized by all necessary corporate action on the part of the Guarantor required under the Charter and Bylaws and the Maryland General Corporation Law (the “MGCL”), and the Master Note Facility, the Supplement, the Notes and the Guaranty have been duly executed and delivered by the Guarantor, acting in its own capacity and in its capacity as the general partner of the Company, on behalf of the Company, acting in its own capacity and in its capacity as the sole member of each of the Subsidiary Guarantors, on behalf of each of the Subsidiary Guarantors, as applicable.

4.	The execution, delivery and performance of the Master Note Facility, the Supplement, the Notes and the Guaranty by the Guarantor, acting in its own capacity and in its capacity as the general partner of the Company, on behalf of the Company, acting in its own capacity and in its capacity as the sole member of each of the Subsidiary Guarantors, on behalf of each of the Subsidiary Guarantors, as applicable, will not (i) contravene any provision of the MGCL or (ii) result in any violation of the provisions of the Charter or Bylaws.

5.	No consent, approval, authorization, order of, or qualification with any court or governmental agency or authority of the State of Maryland is required to be obtained by the Guarantor, acting in its own capacity and in its capacity as the general partner of the Company, on behalf of the Company, acting in its own capacity and in its capacity as the sole member of each of the Subsidiary Guarantors, on behalf of each of the Subsidiary Guarantors, as applicable, pursuant to the MGCL in connection with the execution and delivery of the Master Note Facility, the Supplement, the Notes and the Guaranty, except for such as have been obtained.

4.4(a)(ii)-5

To the Purchasers of the Senior Notes
listed in Schedule A attached hereto

[__________]

In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following qualifications: (i) the opinions set forth herein are limited to the corporation laws of the State of Maryland, and no opinions are expressed herein concerning any laws other than the corporation laws of the State of Maryland; (ii) no opinions are expressed with respect to the legality, binding effect or enforceability of the Master Note Facility, the Supplement, the Notes and the Guaranty, or any of them; (iii) no opinions are expressed with respect to the compliance with or applicability of any state or federal securities, tax, environmental, consumer credit, lending, financial institution, real estate syndication, labor or employment laws, or laws regarding fraudulent conveyances, nor is any opinion expressed herein as to the applicability or effect of the Investment Company Act of 1940, as amended; (iv) our opinion expressed in paragraph 5 above is based upon our consideration of only those consents, approvals, authorizations, orders and qualifications, pursuant to the MGCL, if any, which we as attorneys licensed in the State of Maryland reasonably believe to be typically applicable to transactions of the type contemplated by the Master Note Facility, the Supplement, the Notes and the Guaranty; (v) no opinions are expressed with respect to the limited partnership actions or limited liability company actions that may be required for the Company and the Subsidiary Guarantors to authorize, execute, deliver or perform the Master Note Facility, the Supplement, the Notes, the Guaranty or any other document, instrument or agreement to which the Company or the Subsidiary Guarantors is a party; (vi) the opinions set forth herein are limited to the matters specifically stated herein and no other opinions shall be inferred beyond the matters specifically stated; and (vii) the opinions set forth herein are limited to laws in effect, and facts and circumstances presently existing and brought to our attention, as of the date hereof, and we assume no obligation to supplement this opinion if applicable laws change after the date hereof, or if we become aware of any facts or circumstances which now exist or which occur or arise in the future that may change the opinions expressed herein after the date hereof.

The opinions presented in this letter are solely for your use in connection with the matters contemplated by the Master Note Facility, the Supplement, the Notes and the Guaranty. This opinion letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent in each instance, which may be granted or withheld in our sole discretion, provided, however, that subsequent institutional holders of the Notes may rely on this opinion, and a copy of this opinion letter may be furnished to, but not relied on by, (i) the National Association of Insurance Commissioners, (ii) potential transferees of the Notes, (iii) any state, federal or provincial authority or independent banking or insurance board or body having regulatory jurisdiction over a Purchaser in the exercise of their regulatory due diligence, and (iv) any court of law or other tribunal in connection with any matter related to the Master Note Facility, the Supplement, the Notes and the Guaranty. In addition, we consent to reliance hereupon, subject to the limitations and qualifications, and based on the assumptions, herein contained, by Honigman Miller Schwartz and Cohn LLP in the delivery to you of its opinion in connection with the transactions contemplated by the Master Note Facility, the Supplement, the Notes and the Guaranty.

Very truly yours,

4.4(a)(ii)-6

Schedule A

Purchasers of the Senior Notes

A-1

Form of Opinion of Counsel to the Purchasers

[Provided on a case by case basis.]

Exhibit 4.4(b)

(to Uncommitted Master Note Facility)

[Form of Supplement]

Agree Limited Partnership

[Number] Supplement to Uncommitted Master Note Facility

Dated as of ______________________

Re: $____________ _____%, Series _______, Senior Guaranteed Notes

due _____________________

Exhibit a (to Uncommitted Master Note Facility)

Agree Limited Partnership

70 E. Long Lake Road

Bloomfield Hills, MI 48304

[Number] Supplement to Uncommitted Master Note Facility

Dated as of

____________________, 20__

To the Purchaser(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Uncommitted Master Note Facility (the “Supplement”) is among Agree Limited Partnership, a Delaware limited partnership (the “Company”), and Agree Realty Corporation, a Maryland corporation operating as a real estate investment trust (the “Parent Guarantor”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).

Recitals

A.           The Company and the Parent Guarantor have entered into the Uncommitted Master Note Facility dated as of August 3, 2017 with AIG Asset Management (U.S.), LLC [and certain AIG Affiliates as purchasers thereunder, pursuant to one or more supplements thereto] (as heretofore amended and supplemented, the “Master Note Facility”); and

B.           The Company desires to issue and sell, and the Purchasers desire to purchase, [an initial] [an additional] Series of Notes (as defined in the Master Note Facility) pursuant to the Master Note Facility and in accordance with the terms set forth below;

Now, Therefore, the Company and the Purchasers agree as follows:

1.          Authorization of the New Series of Notes. The Company has authorized the issue and sale of $__________ aggregate principal amount of its _____%, Series [____], Senior Guaranteed Notes due _________, ____ (the “Series [____] Notes”). The Series [____] Notes, [together with the Series ____ Notes issued pursuant to the _________ Supplement] and each Series of Notes which may from time to time hereafter be issued pursuant to the provisions of the Master Note Facility, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Master Note Facility). The Series [____] Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Company.

2.          Sale and Purchase of Series [____] Notes. Subject to the terms and conditions of this Supplement and the Master Note Facility and on the basis of the representations and warranties hereinafter set forth, the Company will issue and sell to each of the Purchasers, and the Purchasers will purchase from the Company, at the Closing provided for in Section 3, Series [____] Notes in the principal amount specified opposite their respective names in the attached Schedule A hereto at the purchase price of 100% of the principal amount thereof. The obligations of the Purchasers hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

3.          Closing. The sale and purchase of the Series [____] Notes to be purchased by each Purchaser shall occur at the offices of [Purchasers’ Counsel Address] at 10:00 a.m. Chicago time, at a closing (the “Closing”) on ______, ____ or on such other Business Day thereafter on or prior to _______, ____ as may be agreed upon by the Company and the Purchasers (the “Closing Date”). At the Closing, the Company will deliver to each Purchaser the Series [____] Notes to be purchased by such Purchaser in the form of a single Series [____] Note (or such greater number of Series [____] Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with wire transfer instructions provided by the Company to such Purchaser pursuant to Section 4 of this Supplement, as it relates to Section 4.11 of the Master Note Facility. If, at the Closing, the Company shall fail to tender such Series [____] Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.          Conditions to Closing. The obligation of each Purchaser to purchase and pay for the Series [____] Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Master Note Facility (it being understood that all references to “Purchaser” therein shall be deemed to refer to the Purchasers hereunder, all references to “this Agreement” shall be deemed to refer to the Master Note Facility as supplemented by this Supplement, and all references to “Notes” therein shall be deemed to refer to the Series [____] Notes, and as hereafter modified), and to the following additional conditions:

A-2

(a)          as provided in Section 5 of this Supplement, except as supplemented, amended or superseded by the representations and warranties set forth in Exhibit 2 hereto (which changes are subject to the approval of each Purchaser), each of the representations and warranties of the Company and the Parent Guarantor set forth in Section 5 of the Master Note Facility shall be correct as of the date of Closing and the Company and the Parent Guarantor each shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled;

(b)          contemporaneously with the Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the Series [____] Notes to be purchased by such Purchaser at the Closing as specified in Schedule A; and

(c)          [Set forth any modifications and additional conditions]

5.          Representations and Warranties of the Company and the Parent Guarantor. With respect to each of the representations and warranties contained in Section 5 of the Master Note Facility, each of the Company and the Parent Guarantor represents and warrants to the Purchasers that, as of the date hereof, such representations and warranties are true and correct (A) except that all references to “Purchaser” therein shall be deemed to refer to the Purchasers hereunder, all references to “this Agreement” shall be deemed to refer to the Master Note Facility as supplemented by this Supplement, and all references to “Notes” therein shall be deemed to refer to the Series [____] Notes, and (B) except for changes to such representations and warranties or the Schedules referred to therein, which changes are set forth in the attached Exhibit 2 and which are in all respects satisfactory to such Purchaser as a condition to the Closing.

6.          Representations of the Purchasers. Each Purchaser confirms to the Company that the representations set forth in Section 6 of the Master Note Facility are true and correct on the date hereof with respect to the purchase of the Series [____] Notes by such Purchaser, except that all references to “Purchaser” therein shall be deemed to refer to the Purchasers hereunder, all references to “this Agreement” therein shall be deemed to refer to the Master Note Facility as supplemented by this Supplement, and all references to “Notes” therein shall be deemed to refer to the Series [____] Notes.

7.          Maturity; Interest. [Here insert scheduled prepayments, if any, on the Series [____] Notes.] The Series [____] Notes will have the maturity date and bear interest at the rate set forth therein.

8.          Prepayments of the Series [____] Notes. [All prepayment provisions in Section 8 of the Master Note Facility shall apply to the Series [____] Notes equally as “Notes” thereunder, subject to the definitions applicable to the Series [____] Notes contained herein.] [If applicable, here insert special provisions for Series [____] Notes including prepayment provisions applicable to Series [____] Notes (including Make-Whole Amount or any applicable premium, if any) and the definition of “Default Rate” for the Series [____] Notes and the definition of “Business Day” related to the calculation of a Make-Whole Amount or any applicable premium for the Series [____] Notes.]

A-3

9.            Applicability of Master Note Facility. Except as otherwise expressly provided herein (and expressly permitted by the Master Note Facility), all of the provisions of the Master Note Facility are incorporated by reference herein, shall apply to the Series [____] Notes as if expressly set forth in this Supplement and all references to “Notes” shall include the Series [____] Notes. Without limiting the foregoing, the Company and the Parent Guarantor agree to pay all costs and expenses incurred in connection with the initial filing of this Supplement and all related documents and financial information with the SVO; provided that such costs and expenses with respect to the Series [____] Notes shall not exceed [$________] per Series or tranche of such Notes. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Master Note Facility (as amended from time to time).

10.         Governing Law. This Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

11.         Agreement to be Bound. The Company, the Parent Guarantor and each Purchaser agree to be bound by and comply with the terms and provisions of the Master Note Facility as fully and completely as if such Purchaser were an original signatory to the Master Note Facility.

[12.         Additional Provisions. The Series [____] Notes are subject to the following additional provisions:][include whether any additional covenants are subject to Section 11(c) of the Master Note Facility]:

[Include additional provisions, as applicable]

A-4

The execution hereof shall constitute a contract between the Company, the Parent Guarantor and the Purchaser(s) for the uses and purposes hereinabove set forth, and this Supplement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Agree Limited Partnership,
a Delaware limited partnership

By
Name:
Title:

Agree Realty Corporation,
a Maryland corporation

By
Name:
Title:

Accepted as of __________, _____

[Variation]

By
Name:
Title:

A-5

Information Relating to Purchasers

Name and Address of Purchaser		Principal Amount of Series ______ Notes to Be Purchased

[Name of Purchaser]		$

(1)	All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	All other communications:

(4)	Tax Identification Number

Schedule A (to Supplement)

[Form of Series ____ Note]

Agree Limited Partnership

[Coupon]% Senior Guaranteed Note, Series[_____] due [Maturity Date]

No. R__-__	[Date]
$[____________]	PPN [________]

For Value Received, the undersigned, Agree Limited Partnership (herein called the “Company”), a limited partnership organized and existing under the laws of Delaware, hereby promises to pay to [_____________________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on [_________, _____] (the “Maturity Date”) with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of [Coupon]% per annum from the date hereof, payable [semiannually], on the [___] day of [__________] and [_________] in each year, commencing [_________, _____], until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Master Note Facility).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Master Note Facility referred to below.

This Note is one of the Senior Guaranteed Notes (herein called the “Notes”) issued pursuant to the _____ Supplement dated as of _________, 20__ to the Uncommitted Master Note Facility dated as of August 3, 2017 (as from time to time amended, the “Master Note Facility”), between Agree Realty Corporation (the “Parent Guarantor”), the Company, AIG Asset Management (U.S.), LLC and the Purchasers from time to time referred to therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Master Note Facility and (ii) made the representations set forth in Section 6.2 of the Master Note Facility. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Master Note Facility.

This Note is a registered Note and, as provided in the Master Note Facility, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1 (to Supplement)

Pursuant to a Guaranty dated as of [________, 2017], the Parent Guarantor, operating as a real estate investment trust and certain subsidiaries, have each absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and performance by the Company of all of its obligations contained in the Master Note Facility all on the terms set forth in such Guaranty.

[The Company will make required prepayments of principal on the dates and in the amounts specified in the [_____] Supplement to the Master Note Facility dated [_________].] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the [_____] Supplement to Master Note Facility dated [_________], but not otherwise.] [This Note is not subject to prepayment.]

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Master Note Facility.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Agree Limited Partnership

By:	Agree Realty Corporation,
Its sole general partner

By
Name:
Title:

EX 1-2

Supplemental Representations

The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit 2, each of the representations and warranties set forth in Section 5 of the Master Note Facility is true and correct in all material respects as of the date hereof with respect to the Series [____] Notes with the same force and effect as if each reference to “Notes” set forth therein was modified to refer the “Series [____] Notes” and each reference to “this Agreement” therein was modified to refer to the Master Note Facility as supplemented by the _______ Supplement. The Section references hereinafter set forth correspond to the similar sections of the Master Note Facility which are supplemented hereby:

[Supplemental representations, subject to Purchaser approval]

Exhibit 2 (to Supplement)

Form of Guaranty

Exhibit B (to Uncommitted Master Note Facility)